                                                               EXHIBIT (a)(1)(i)


                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                               LANDAIR CORPORATION

                                       AT

                              $13.00 NET PER SHARE

                                       BY

                         LANDAIR ACQUISITION CORPORATION

                          A CORPORATION WHOLLY OWNED BY

                               SCOTT M. NISWONGER

                                       AND

                                  JOHN A. TWEED

--------------------------------------------------------------------------------
     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON THURSDAY, JANUARY 23, 2003, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

         Scott M. Niswonger, Chairman of the Board and Chief Executive Officer of Landair Corporation ("Landair"), and John A. Tweed, President and Chief Operating Officer of Landair (Messrs. Niswonger and Tweed are collectively referred to herein as "Offerors"), through Landair Acquisition Corporation, a Tennessee corporation wholly owned by Offerors (the "Purchaser"), are offering to purchase at a price of $13.00 per share (the "Offer Price") all outstanding shares of common stock of Landair (the "Shares"), on the terms and subject to the conditions specified in this Offer to Purchase and related Letter of Transmittal.

         Offerors' Offer is conditioned on, among other things, (i) Purchaser's receipt of proceeds under its financing commitment from First Tennessee Bank,
(ii) a special committee of independent members of Landair's board of directors recommending that Landair's shareholders accept the Offer and tender their Landair shares pursuant to the Offer; and (iii) the tender of a sufficient number of Landair shares such that, after the Landair shares are purchased pursuant to the Offer, Offerors would own at least 90% of the outstanding Landair common stock (the "Minimum Condition"). Together, Offerors and their affiliates currently own approximately 71% of the outstanding common stock of Landair. This Offer is also subject to certain other conditions described in
Section 11, "The Offer--Certain Conditions of the Offer."

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    IMPORTANT

         Any Landair shareholder desiring to tender all or any portion of such shareholder's Landair shares should, as applicable, (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver to the Depositary (as defined herein) the Letter of Transmittal or such facsimile with such shareholder's certificate(s) for the tendered Landair shares and any other required documents, (2) follow the procedure for book-entry transfer of Landair shares set forth in Section 3, "The Offer--Procedure for Tendering Shares," or (3) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to tender shares for such shareholder. A shareholder whose Landair shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must ask such broker, dealer, commercial bank, trust company or other nominee to tender Landair shares as the registered shareholder.

         A shareholder who desires to tender Landair shares and whose certificates for such shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Landair shares by following the procedure for guaranteed delivery set forth in
Section 3, "The Offer--Procedure for Tendering Shares."

         Questions and requests for assistance may be directed to MacKenzie Partners, Inc., as Information Agent for this Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to the brokers, dealers, commercial banks or trust companies holding your shares.

--------------------------------------------------------------------------------

            THE DATE OF THIS OFFER TO PURCHASE IS DECEMBER 23, 2002.

                                TABLE OF CONTENTS


Section                                                                                                        Page

SUMMARY TERM SHEET................................................................................................1

QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER......................................................................2

INTRODUCTION......................................................................................................7

SPECIAL FACTORS..................................................................................................10

   Background Of The Offer.......................................................................................10
   Reasons For And Purpose Of The Offer And The Merger...........................................................17
   Offerors' Plans For Landair...................................................................................18
   Purchaser's And Offerors' Position Regarding The Fairness Of The Offer And The Merger.........................18
   Landair Financial Projections.................................................................................20
   Transactions Between Offerors, Their Affiliates And Landair...................................................20

CONDUCT OF LANDAIR'S BUSINESS IF THE OFFER IS NOT COMPLETED......................................................22

THE OFFER........................................................................................................23

   1.    Terms Of The Offer......................................................................................23
   2.    Acceptance For Payment And Payment For Shares...........................................................24
   3.    Procedure For Tendering Shares..........................................................................25
   4.    Rights Of Withdrawal....................................................................................28
   5.    Certain Federal Income Tax Consequences Of The Offer....................................................29
   6.    Price Range Of Shares; Dividends; Ownership of and Transactions in Shares...............................30
   7.    Certain Information Concerning Landair..................................................................32
   8.    Certain Information Concerning Offerors And Purchaser...................................................33
   9.    Merger; Dissenters' Rights; Rule 13e-3..................................................................35
   10.   Source And Amount Of Funds..............................................................................36
   11.   Certain Conditions Of The Offer.........................................................................38
   12.   Dividends And Distributions.............................................................................39
   13.   Certain Legal Matters...................................................................................39
   14.   Certain Effects Of The Offer............................................................................41
   15.   Fees And Expenses.......................................................................................42
   16.   Miscellaneous...........................................................................................43


SCHEDULE A
         Excerpts From The Tennessee Business Corporation Act Relating To The Rights of Dissenting Shareholders

                               SUMMARY TERM SHEET

         This summary highlights important information from this Offer to Purchase but is intended to be an overview only. Offerors urge you to read carefully the remainder of this Offer to Purchase and the related Letter of Transmittal. Offerors have included section references to direct you to a more complete description of the topics contained in this summary.

         - Scott M. Niswonger, Chairman of the Board and Chief Executive Officer of Landair, and John A. Tweed, President and Chief Operating Officer of Landair (collectively referred to herein as "Offerors"), through Landair Acquisition Corporation, a Tennessee corporation wholly owned by Offerors (the "Purchaser"), are offering to buy all of the outstanding shares of common stock of Landair (the "Shares"). The tender price is $13.00 per share (the "Offer Price") in cash, without interest, less any required withholding taxes. The Offer Price represents a 25% premium to the closing price of Landair common stock on October 10, 2002, the last full trading day before the public announcement of Offerors' proposal to acquire the Shares. See Section 1, "The Offer--Terms of the Offer," beginning on page 23 for a description of the terms of the Offer.

         - Currently, each of Mr. Niswonger and Mr. Tweed owns approximately 58% and 13%, respectively, of the common stock of Landair.

         - This is a "going private" transaction. If the tender offer is successful and Offerors own at least 90% of the outstanding Landair shares, Offerors will cause Landair to merge with Landair Acquisition Corporation (the "Merger") and, as a result:

                  - Offerors will own all of the equity interests in Landair;

                  - You will no longer have any interest in Landair's future earnings or growth; and

                  -        Landair will no longer be a public company.

                  After consummation of the Offer and prior to the Merger, Offerors expect that Landair will terminate the listing of its common stock on The Nasdaq National Market one business day prior to the effective time of the Merger so as to provide any remaining Landair shareholders with statutory dissenters' rights under Tennessee law. See Section 14, "The Offer--Certain Effects of the Offer," beginning on page 41.

         - Offerors are not required to complete the tender offer unless a sufficient number of Landair shares are tendered such that, after shares are purchased pursuant to the Offer, Offerors would own at least 90% of the outstanding Landair shares (the "Minimum Condition"). According to information provided by Landair to Offerors, as of December 6, 2002, there were approximately 7,318,380 Shares outstanding. Based on the foregoing, if the Purchaser were to purchase approximately 1,395,120 shares pursuant to the Offer, the Minimum Condition would be met. Offerors also have the right to waive or reduce the number of Landair shares that are required to be tendered in the Offer, subject to compliance with the applicable sections of the Securities Exchange Act of 1934, as amended. In no event, however, will Offerors purchase Landair shares in the Offer if less than a majority of the outstanding Landair shares, excluding shares beneficially owned by Offerors and the executive officers and directors of Landair, are tendered in the Offer. Based on information provided by Landair to Offerors, the tender of approximately 722,630 Shares held by shareholders other than Offerors and Landair's executive officers and directors will satisfy this condition.

         - Offerors have commenced the tender offer without obtaining the prior approval of Landair's board of directors. However, it is a condition to the Offer that a special committee of independent members of Landair's board of directors recommend that Landair's shareholders accept the Offer and tender their Landair shares pursuant to the Offer.

         - The Offer is conditioned on the receipt by Purchaser of proceeds under its financing commitment from First Tennessee Bank.

         - Offerors will pay to those shareholders who do not tender their shares and do not exercise their dissenters' rights the same consideration in the Merger as Offerors pay in the Offer.

         - Shareholders who sell their shares in the Offer will receive cash for their shares sooner than shareholders who wait for the Merger to occur. But shareholders who sell their shares in the Offer will not be entitled to assert dissenters' rights and obtain payment of the fair value of their Shares under Tennessee law. Any shareholders who do not tender their shares and dissent from the Merger may exercise dissenters' rights in accordance with Chapter 23 of the Tennessee Business Corporation Act. See Section 9, "The Offer--Merger; Dissenters' Rights; Rule 13e-3," beginning on page 35 for more information on dissenters' rights.

                  QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER

         -        WHO IS OFFERING TO BUY MY SECURITIES?

                  Landair Acquisition Corporation, a Tennessee corporation wholly owned by Offerors and formed for the purpose of making the Offer, is offering to buy your Landair shares as described in this document. See Section 8, "The Offer--Certain Information Concerning Offerors and Purchaser," for further information about Purchaser and Offerors.

         -        WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE
                  OFFER?

                  Offerors are offering to buy all of the shares of common stock of Landair not currently owned by them. For information about the conditions to the Offer, see Section 11, "The Offer--Certain Conditions of the Offer."

         -        HOW MUCH ARE OFFERORS OFFERING TO PAY AND WHAT IS THE FORM OF
                  PAYMENT?

                  Offerors are offering to pay $13.00 in cash, without interest, less any required withholding taxes, for each Landair share. The Offer Price represents a 25% premium to the closing price of Landair common stock on October 10, 2002, the last full trading day before the public announcement of Offerors' intention to purchase the shares of Landair's common stock not owned by them. See Section 1, "The Offer--Terms of the Offer," for information about the terms of the Offer.

         -        WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

                  If you are the record owner of your shares and you tender your shares to Offerors in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker or nominee tenders your shares on your behalf, it may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See Section 3, "The Offer--Procedure for Tendering Shares."

         -        HOW WILL U.S. TAXPAYERS BE TAXED FOR U.S. FEDERAL INCOME TAX
                  PURPOSES?

                  If you are a U.S. taxpayer, your receipt of cash for Landair shares in the Offer will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (i) the cash you receive in the Offer and (ii) your adjusted tax basis in the Landair shares you sell in the Offer. That gain or loss will be a capital gain or loss if the shares are a capital asset in your hands, and will be long-term capital gain or loss if the shares have been held for more than one year at the time the Offer is completed. You are urged to consult your own tax advisor as to the particular tax consequences of the Offer to you. See Section 5, "The Offer--Certain Federal Income Tax Consequences of the Offer."

         -        DO OFFERORS HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

                  Offerors have obtained a financing commitment from First Tennessee Bank to provide Purchaser with up to $25 million in debt financing in connection with the Offer (the "Acquisition Loan") and, upon consummation of the Merger, a $25 million term loan (the "Term Loan"). Offerors have agreed to contribute cash to the Purchaser in such amounts, if any, that, when combined with the proceeds of the Acquisition Loan, will fund Purchaser's acquisition of all Shares of Landair common stock tendered in the Offer and related expenses. Offerors have indicated that they have sufficient liquidity to fund any capital contribution that may be required to complete the funding of the acquisition of all Shares tendered in the Offer and related expenses. Additionally, First Tennessee Bank has agreed that its existing $15 million revolving line of credit with Landair (the "Line of Credit") will remain in effect upon closing of the Merger. Proceeds of the Term Loan and funds available under the Line of Credit will be used to fund payment for any remaining Shares cashed out as a result of the Merger and for expenses. The Offer is conditioned upon receipt by Purchaser of the funds committed by First Tennessee Bank. There is a possibility that Purchaser will not obtain such funds due to various conditions in the commitment letter not being met. See Section 10, "The Offer--Source and Amount of Funds."

         -        WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

                  The Offer is conditioned on, among other things, (i) Purchaser's receipt of proceeds under its financing commitment from First Tennessee Bank; (ii) a special committee of independent members of Landair's board of directors recommending that Landair's shareholders accept the Offer and tender their Landair shares pursuant to the Offer; and (iii) the tender of a sufficient number of Landair shares such that, after the Landair shares are purchased pursuant to the Offer, Offerors would own at least 90% of the outstanding Landair common stock. See the "Introduction" and Section 11, "The Offer--Certain Conditions of the Offer," for a complete description of all of the conditions to which the Offer is subject. In no event, however, will Offerors purchase Landair shares in the Offer if less than a majority of the outstanding Landair shares, excluding shares beneficially owned by Offerors and the executive officers and directors of Landair, are tendered in the Offer.

         -        WHY ARE OFFERORS MAKING THIS OFFER?

                  Offerors are making the Offer because they believe that it would enhance their investment in Landair if Landair were to go private rather than remain as a publicly traded company. A more complete discussion of the reasons for Offerors' beliefs can be found under "Special Factors--Reasons for and Purpose of the Offer and the Merger; Offerors' Plans for Landair."

         -        IS THIS OFFER SUPPORTED BY THE LANDAIR BOARD OF DIRECTORS?

                  Offerors commenced this Offer without obtaining the prior approval of the Landair board of directors. Landair's board of directors has established a special committee of directors not employed by or affiliated with Landair, Offerors or Purchaser to evaluate the Offer. As of the date of this Offer to Purchase, neither the special committee nor Landair's board of directors as a whole has, to Offerors' knowledge, made a determination as to whether it would recommend that shareholders tender their Shares in the Offer. Landair's board of directors is required to communicate its determination in this regard to the shareholders within ten business days of the date of this Offer to Purchase. It is a condition of the Offer that a special committee of independent members of Landair's board of directors recommend that Landair's shareholders accept the Offer and tender their shares pursuant to the Offer.

         - HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE INITIAL OFFERING PERIOD?

                  You may tender your shares under the Offer until 12:00 midnight, Eastern Standard Time, on Thursday, January 23, 2003, which is the scheduled expiration date of the offering period, unless Offerors decide to extend the offering period or provide a subsequent offering period. See Section 3, "The Offer--Procedure for Tendering Shares," for information about tendering your shares.

         - CAN THE OFFER BE EXTENDED AND HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

                  Yes, Offerors may elect to extend the Offer. Offerors can do so by issuing a press release no later than 9:00 a.m., Eastern Standard Time, on the next business day following the scheduled expiration date of the Offer. The press release would state the approximate number of shares tendered as of that time and would announce the extended expiration date. See
                  Section 1, "The Offer--Terms of the Offer," for information about extension of the Offer.

         -        WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

                  Following Offerors' purchase of all shares tendered during the offering period, Offerors may elect to provide a subsequent offering period of at least three business days, during which time shareholders whose shares have not been accepted for payment may tender their shares and receive the Offer consideration. Tenders during any subsequent offering period may not be withdrawn for any reason. Offerors are not permitted under the federal securities laws to provide a subsequent offering period of more than twenty business days. See Sections 1 and 4, "The Offer--Terms of the Offer," and "The Offer--Rights of Withdrawal," respectively, for more information concerning any subsequent offering period.

         -        HOW DO I TENDER MY SHARES?

                  If you hold the certificates for your shares, you should complete the enclosed Letter of Transmittal and enclose all the documents required by it, including your certificates, and send them to the Depositary at the address listed on the back cover of this document. If your broker holds your shares for you in "street name" you must instruct your broker to tender your shares on your behalf. In any case, the Depositary must receive all required documents before the expiration date of the Offer, which is Thursday, January 23, 2003, unless extended. If you cannot comply with any of these procedures, you still may be able to tender your shares by using the guaranteed delivery procedures described in this document. See
                  Section 3, "The Offer--Procedure for Tendering Shares," for more information on the procedures for tendering your shares.

         -        UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

                  The tender of your shares may be withdrawn at any time before the expiration date of the Offer. There will be no withdrawal rights during any subsequent offering period. See Section 4, "The Offer--Rights of Withdrawal," for more information.

         -        HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

                  You (or your broker if your shares are held in "street name") must notify the Depositary at the address and telephone number listed on the back cover of this document, and the notice must include the name of the shareholder that tendered the shares, the number of shares to be withdrawn and the name in which the tendered shares are registered. For complete information about the procedures for withdrawing your previously tendered shares, see Section 4, "The Offer--Rights of Withdrawal."

         - IF OFFERORS CONSUMMATE THE TENDER OFFER, WHAT ARE THEIR PLANS WITH RESPECT TO ALL THE SHARES THAT ARE NOT TENDERED IN THE OFFER?

                  If the Offer is successful and Purchaser owns at least 90% of the outstanding Landair shares, Offerors will cause Purchaser and Landair to merge and pay to the Landair shareholders who have not tendered their shares the same consideration Offerors paid for shares in the Offer. Offerors expect that Landair shareholders who do not tender their shares in the Offer will have a right to dissent and demand payment of the fair value of their shares under Tennessee law. If the Minimum Condition is not satisfied, Offerors do not presently intend to acquire any shares.

         -        WHEN DO OFFERORS EXPECT TO COMPLETE THE OFFER AND THE MERGER?

                  Offerors hope to complete the Offer on Thursday, January 23, 2003, the initial scheduled expiration date. However, Offerors may extend the Offer if the conditions to the Offer have not been satisfied at the scheduled expiration date or if Offerors are required to extend the Offer by the rules of the SEC. Offerors expect to complete the Merger approximately one month after the completion of the Offer.

         - WILL I HAVE THE RIGHT TO ASSERT DISSENTERS' RIGHTS FOR MY LANDAIR SHARES?

                  If you tender your Landair shares in the Offer, you will not be entitled to exercise statutory dissenters' rights under Tennessee law and have the right to demand payment of fair value for your shares under Tennessee law. If you do not tender your shares in the Offer and the Merger occurs, you will have a statutory right to dissent and demand payment of the fair value of your Landair shares plus accrued interest, if any, from the date of the Merger. The value received upon exercise of dissenters' rights may be more than, less than or the same as the cash consideration Offerors pay in the Offer and the Merger. See Section 9, "The Offer--Merger; Dissenters' Rights; Rule 13e-3."

         -        IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY
                  SHARES?

                  If you do not tender in the Offer and the Merger occurs, you will receive the same consideration as paid in the tender offer, subject to any right to dissent and demand payment of the fair value of your shares under Tennessee law. If you exercise your dissenters' rights, you will not receive the Merger consideration unless you waive or effectively lose your dissenters' rights. If the Merger does not occur, Offerors' purchase of shares will reduce the number of shares that might otherwise trade publicly and may reduce the number of holders of shares. These events could adversely affect the liquidity and trading price of the remaining shares held by the public. The shares may no longer be quoted on the Nasdaq National Market. Also, Landair may no longer be required to make filings with the SEC or comply with the SEC's rules relating to publicly held companies. See Section 14, "The Offer--Certain Effects of the Offer," for complete information about the effect of the Offer on your shares.

         -        WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

                  On Thursday, October 10, 2002, the last full trading day prior to the public announcement of Offerors' intention to purchase all of the shares of Landair common stock not owned by them, the reported closing price on the Nasdaq National Market was $10.40 per share. On Thursday, December 19, 2002, the reported closing price on the Nasdaq National Market was $12.80 per share. You should obtain a recent market quotation for shares of the common stock of Landair in deciding whether to tender your shares. See Section 6, "The Offer--Price Range of Shares; Dividends; Ownership of and Transactions in Shares," for recent high and low sales prices for the Shares.

         -        WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

                  If you have questions or you need assistance you should contact MacKenzie Partners, Inc., the Information Agent for the Offer, at the following address and telephone number:
                  MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, (212) 929-5500 (call collect) or (800) 322-2885
                  (toll free).

TO THE HOLDERS OF COMMON STOCK OF LANDAIR CORPORATION:

                                  INTRODUCTION

         Landair Acquisition Corporation ("Purchaser"), a company wholly owned by Scott M. Niswonger, the Chairman of the Board and Chief Executive Officer of Landair Corporation ("Landair"), and John A. Tweed, the President and Chief Operating Officer of Landair (Messrs. Niswonger and Tweed are collectively referred to herein as "Offerors"), is offering to purchase all of the outstanding shares of common stock, par value $.01 per share, of Landair (the "Shares") at a purchase price of $13.00 per share (the "Offer Price"), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). The Offer Price represents a 25% premium to the closing price of Landair common stock on October 10, 2002, the last full trading day before the public announcement of Offerors' proposal to acquire the Shares.

         If you are a record owner of Shares, you will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares in the Offer. Shareholders who hold their Shares through bankers or brokers should check with such institutions as to whether they charge any service fee. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup U.S. federal income tax withholding of 30% of the gross proceeds payable to you. Offerors will pay all charges and expenses of SunTrust Bank, as Depositary (the "Depositary"), and MacKenzie Partners, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer.

         OFFERORS' OFFER IS CONDITIONED ON, AMONG OTHER THINGS, (1) PURCHASER'S RECEIPT OF PROCEEDS UNDER ITS FINANCING COMMITMENT FROM FIRST TENNESSEE BANK,
(2) A SPECIAL COMMITTEE OF INDEPENDENT MEMBERS OF LANDAIR'S BOARD OF DIRECTORS RECOMMENDING THAT LANDAIR'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR LANDAIR SHARES PURSUANT TO THE OFFER AND (3) THE TENDER OF A SUFFICIENT NUMBER OF SHARES SUCH THAT, AFTER THE SHARES ARE PURCHASED PURSUANT TO THE OFFER, OFFERORS WOULD OWN AT LEAST 90% OF THE OUTSTANDING SHARES (THE "MINIMUM CONDITION"). OFFERORS RESERVE THE RIGHT (i) TO WAIVE OR REDUCE THE MINIMUM CONDITION AND TO ELECT TO PURCHASE A SMALLER NUMBER OF SHARES, SUBJECT TO COMPLIANCE WITH THE APPLICABLE SECTIONS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT") AND (ii) TO WAIVE THE CONDITION THAT A SPECIAL COMMITTEE RECOMMEND THAT LANDAIR SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES. OFFERORS HAVE NO CURRENT EXPECTATION THAT OFFERORS WOULD SEEK TO EXERCISE THIS RIGHT. IN NO EVENT, HOWEVER, WILL OFFERORS PURCHASE SHARES IN THE OFFER IF LESS THAN A MAJORITY OF THE OUTSTANDING SHARES, EXCLUDING THE SHARES BENEFICIALLY OWNED BY OFFERORS AND THE EXECUTIVE OFFICERS AND DIRECTORS OF LANDAIR, ARE VALIDLY TENDERED AND NOT WITHDRAWN. OFFERORS' OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 1, "THE OFFER--TERMS OF THE OFFER," AND SECTION 11, "THE OFFER--CERTAIN CONDITIONS OF THE OFFER."

         According to information provided by Landair to Offerors, as of December 6, 2002, there were approximately 7,318,380 Shares outstanding. Based on the foregoing, if the Purchaser were to purchase approximately 1,395,120 shares pursuant to the Offer, the Minimum Condition would be met. Based on information provided by Landair to Offerors, as of December 6, 2002, the executive officers and directors of Landair (other than Offerors), as a group, held, approximately 681,722 shares. As of the date hereof, Purchaser and Offerors do not know whether or not any executive officer, director or affiliate of Landair (other than Offerors) intends to tender Shares in the Offer.

         The purpose of the Offer is to acquire as many outstanding Shares as possible as a first step in acquiring the entire equity interest in Landair. If the Offer is successful and Offerors own at least 90% of the outstanding Shares, Offerors will cause Purchaser to merge Landair and Purchaser in a short-form merger. In the Merger, each outstanding Share that is not owned by Offerors (other than Shares held by Landair shareholders who dissent from the Merger and perfect their dissenters' rights under the Tennessee Business Corporation Act (the "TBCA")) will be converted into the right to receive in cash an amount per Share equal to the Offer Price, without interest, less any required withholding tax upon the surrender of the certificate(s) representing such Shares. Under the TBCA, if Offerors own at least 90% of the outstanding Shares, Offerors can consummate the Merger without a vote of the Landair shareholders. See Section 8, "The Offer--Merger; Dissenters' Rights; Rule 13e-3." As a result of the Offer and the Merger, Landair would be wholly owned by Offerors and the Shares would no longer trade publicly on any stock exchange.

         The Landair board of directors must file with the Securities and Exchange Commission (the "SEC") and provide to the Landair shareholders a "Solicitation/Recommendation Statement on Schedule 14D-9" within ten business days from the date of this document. The Landair board of directors appointed a special committee of independent directors authorized, as appropriate, to consider and to make recommendations with respect to the Offer, including making a recommendation with respect to the position that the full Landair board of directors should take in connection with the Schedule 14D-9. Offerors encourage you to review carefully the Schedule 14D-9 when it becomes available.

         This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase include certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding Offerors' intent, belief or current expectations of, including statements concerning Offerors' plans with respect to, the acquisition of all of the Shares. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include, among other things:

         -        general economic, capital market and business conditions;

         - terrorist attacks on the United States or international targets;

         -        changes in government regulation;

         - changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations;

         - competitive factors in the industries in which Landair operates;

         - the ability to execute fully Offerors' business strategy after taking Landair private; and

         - the risks and uncertainties described in Landair's filings with the SEC under the Exchange Act.

         There may also be other factors that are currently not identifiable or quantifiable, but may arise or become known in the future. Forward-looking statements speak only as of the date the statement was made. Offerors are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future results, or for any other reason.

         The information contained in this Offer to Purchase concerning Landair was obtained from publicly available sources or made available by Landair to Offerors. Offerors do not take any responsibility for the accuracy of such information.

         THE OFFER IS CONDITIONED UPON THE SATISFACTION OR WAIVER OF THE CONDITIONS DESCRIBED IN SECTION 11, "THE OFFER--CERTAIN CONDITIONS OF THE OFFER." THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON THURSDAY, JANUARY 23, 2003, UNLESS OFFERORS EXTEND IT.

         THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                 SPECIAL FACTORS

BACKGROUND OF THE OFFER

         Prior to September 1998, Landair's operations were held by Landair Services, Inc. ("Landair Services"), a company that was co-founded by Mr. Niswonger and has been publicly traded since it completed its initial public offering in 1993. Prior to its initial public offering, Mr. Niswonger owned approximately 98% of Landair Services and he beneficially owned approximately 58% immediately thereafter. On September 23, 1998, Landair Services was separated into two publicly-held corporations. Landair Services changed its name to Forward Air Corporation ("Forward Air") and retained Landair Services' deferred air freight operations, and Landair was spun-off to the existing shareholders of Landair Services, thereby becoming a separate, publicly-traded company that owned and operated the truckload operations of Landair Services. Immediately after consummation of the spin-off of Landair, Mr. Niswonger beneficially held approximately 51% of Landair.

         Mr. Tweed was employed as Vice President, Sales for Landair Service's truckload operations from 1990 through 1995. After leaving Landair Services in 1995 and serving as President of Warehouse Logistics LLC, a privately-held company jointly owned by Mr. Niswonger and Mr. Tweed, Mr. Tweed was engaged in December 2000 as the President and Chief Operating Officer of Landair. He was also appointed at that time to serve as a director of Landair. In connection with Mr. Tweed's appointment as the President and Chief Operating Officer of Landair, Mr. Tweed purchased from various other shareholders 750,000 shares of Landair common stock.

         Over the past year, Mr. Niswonger and Mr. Tweed discussed in general terms the disadvantages faced by Landair as a smaller sized publicly-traded company. In particular, they noted:

         - the historically low trading volume for the common stock of Landair that resulted in an illiquid market for Landair's public shareholders;

         - Landair's limited ability to attract institutional investors and equity research analyst coverage;

         - the costs of (and efforts of management required as a result of) being a public company; and

         - the reduced flexibility to focus on long-term business goals, as opposed to the more short-term focus that can result from quarterly earnings releases and filing requirements of the SEC.

         In late September and early October of 2002, Offerors concluded that these disadvantages were significantly outweighing the advantages of leaving Landair as a publicly-traded company controlled by Mr. Niswonger. A factor contributing to this conclusion by Offerors was the enactment of the Sarbanes-Oxley Act of 2002 and the adoption of related rule proposals by the NASD. As a result of these developments and the current environment relating to the regulation of public companies, Messrs. Niswonger and Tweed anticipated significant increased costs in operating as a public company. They also believed that such increased regulation would place additional burdens on management that would further distract them from managing the business operations of Landair.

         Accordingly, at the close of business on October 10, 2002, Messrs. Niswonger and Tweed delivered a letter to the Board of Directors of Landair proposing that they would acquire all of the outstanding shares of common stock of Landair not already owned by them or their affiliates for $13.00 per share payable in cash. In the letter, Messrs. Niswonger and Tweed indicated that their offer would be contingent upon their ability to arrange suitable financing for the transaction. They also indicated in the letter that, in making the proposal, they had taken into account Landair's financial performance over the past four years and the current economic climate within which Landair operates. In addition, they recited several of the disadvantages of remaining a small public company that are described above. They also informed the Board of Directors of Landair that they had engaged Hunter, Smith & Davis, LLP as their legal advisor.

         In response to receipt of the buy-out proposal from Offerors, the Company issued a press release before the opening of the stock markets on October 11, 2002 announcing receipt of the proposal. The Board of Directors of Landair held a special meeting on October 14, 2002 at which it voted unanimously to form a special committee of independent members of the Board for the purposes of, as appropriate, considering, investigating, evaluating, negotiating and making recommendations with respect to the proposal received from Offerors. The persons appointed to the Special Committee were Jerry T. Armstrong, C. John Langley, Jr. and Courtney
J. Munson. The Special Committee was also authorized by the Board of Directors of Landair to retain independent legal and financial advisors. On October 18, 2002, the Special Committee elected Mr. Armstrong as its Chair and determined to engage Harwell, Howard, Hyne, Gabbert & Manner, P.C. ("H3GM") as its legal advisor.

         On October 11, 2002 and October 14, 2002, three complaints were filed against Landair and the members of its Board of Directors in the Circuit Court for Greene County, Tennessee by three alleged shareholders of Landair. These actions were brought individually and as putative class actions on behalf of the public shareholders of Landair other than the defendants and any person or entity related to or affiliated with any of the defendants. The complaints generally allege, among other things, that the defendant directors are breaching their fiduciary duties to Landair's shareholders in connection with the buy-out proposal from Messrs. Niswonger and Tweed.

         From October 15, 2002 until October 22, 2002, the Special Committee solicited and collected written proposals from potential financial advisors. On October 22, 2002, the members of the Special Committee participated in a general meeting of the Board of Directors of Landair in which representatives of Bass, Berry & Sims PLC ("BB&S"), as counsel to Landair, and a representative of H3GM, as counsel to the Special Committee, reviewed the directors' fiduciary duties relating to the buy-out proposal and the structures often used to effect such proposals. Also on October 22, 2002, the Special Committee met separately from the Board and interviewed representatives from at least three investment banking firms that had been selected from among the previously solicited proposals.

         Later in October 2002, the Special Committee determined to engage McDonald Investments, Inc. ("McDonald") as its financial advisor. On October 28, 2002, the Special Committee formally engaged McDonald as its independent financial advisor.

         On October 25, 2002, a representative of H3GM, on behalf of the Special Committee, requested that Offerors inform the Special Committee (i) of the formal structure of the buy-out proposal (with specific emphasis on whether the buy-out would be structured as a long-form merger or a tender offer followed by a short-form merger) and (ii) whether there were any circumstances under which Offerors would consider selling their shares in Landair.

         On October 29, 2002, representatives of BB&S, as counsel to Landair, met with H3GM, as counsel to the Special Committee regarding the questions posed by the Special Committee. At that meeting, representatives of BB&S indicated that, based on discussions they had had with Offerors and Offerors' legal counsel, Offerors may consider selling their shares in Landair if a financial advisor with significant experience in the trucking industry were engaged to solicit interest in a potential alternative transaction resulting in a sale of the entire company to a third party.

         In response to the questions posed by the Special Committee on October 25th, Offerors delivered on October 31, 2002 the following letter:

                  October 31, 2002

                  Special Committee
                  Landair Corporation
                  430 Airport Road
                  Greeneville, TN  37745

                  Gentlemen:

                  This letter is being written as a follow-up to our letter to the Board of Directors of Landair Corporation ("Landair") dated October 10, 2002 and in response to questions that you asked of us through your counsel (Harwell, Howard, Hyne Gabbert, & Manner, P.C.). On Friday, October 25, 2002, you requested that we inform you (i) whether we had determined the formal structure of the buy-out proposal described in our letter of October 10 (with specific emphasis on whether the buy-out would be structured as a tender offer followed by a short-form merger) and (ii) whether there were any circumstances under which we would consider selling our shares in Landair.

                  With respect to the first question, we have not yet determined with certainty the formal structure through which we would propose acquiring the outstanding shares of common stock of Landair not already owned by our affiliates or us. In the interim, please inform us whether or not the Special Committee has determined that it will request or prefer a particular structure.

                  With respect to the second question, we believe that there may be circumstances under which we would consider selling our shares in Landair, and we have not precluded the possibility of our participating in an alternative transaction that could be closed expeditiously. However, this should not be construed as creating an obligation on our part to sell our shares.

                  We look forward to your early response.

                  Sincerely yours,


                  /s/ Scott M. Niswonger
                  ---------------------------------
                  Scott M. Niswonger


                  /s/ John A. Tweed
                  ---------------------------------
                  John A. Tweed

         On November 5, 2002, the Special Committee responded to Offerors' October 31, 2002 letter by stating in a letter addressed to Offerors that it preferred the buy-out proposal be structured as a tender offer pursuant to a merger agreement followed by a short-form merger, but that the Special Committee would consider other structures. With respect to Offerors' statement that there may be circumstances under which they would consider selling their shares in Landair, the Special Committee noted that it may, as a result, evaluate alternative transactions, including, among others, the sale of all of the shares of Landair, including those held by Offerors, to a third party.

         In several communications over the days following November 5, 2002, Offerors, directly and through their counsel Hunter, Smith & Davis, LLP, indicated to representatives of BB&S, as counsel to Landair, (i) that while Offerors were willing to consider, and in fact may also prefer, that the buy-out proposal be structured as a tender offer, they did not currently anticipate entering into a merger agreement with the Special Committee and/or Landair prior to commencing any such tender offer, and (ii) that they supported the efforts of the Special Committee in conducting a "market-check" for third-party acquirers of Landair in connection with the Special Committee's consideration and evaluation of the buy-out proposal, and that they would prefer that such a market-check be conducted by an investment banking firm with significant experience in the trucking industry.

         On November 8, 2002, representatives of BB&S communicated with representatives of H3GM Offerors' responses to the Special Committee November 5th letter that are described above.

         After this November 8, 2002 communication, the Special Committee determined that it would explore engaging Morgan Keegan & Company, Inc. ("Morgan Keegan") as financial advisor to assist the committee in soliciting interest in a potential alternative transaction that might result in a sale of all of Landair or its shares to a third party. The Special Committee with the assistance of H3GM negotiated terms of engagement with Morgan Keegan, and on November 14, 2002, the Special Committee entered into an engagement agreement with Morgan Keegan.

         On November 25, 2002, Offerors received a preliminary term sheet from First Tennessee Bank with respect to First Tennessee's possible financing of Messrs. Tweed's and Niswonger's buy-out proposal. During the first two weeks of December 2002, Offerors negotiated the terms and conditions of a commitment letter with respect to such financing and on December 17, 2002, Offerors and Purchaser accepted a commitment offered by First Tennessee Bank, which is described in more detail in Section 10, "Source and Amount of Funds."

         On November 26, 2002, Offerors confirmed through a letter to the Special Committee that while they had not made a definitive determination as to the structure of the buy-out proposal, if Offerors did elect to structure the proposed buy-out as a tender offer, Offerors did not anticipate entering into a merger agreement with Landair in connection with such a tender offer. Additionally, Offerors indicated that while they had stated in their letter of October 31, 2002 that there may be circumstances under which they would consider selling their shares in Landair, they had not committed to such a course, and stated that any transaction in which the sale of the entire company was contemplated would be the province of the entire board of directors.

         On December 2, 2002, representatives of McDonald met with Offerors and certain other executive officers of Landair as part of their due diligence review of the buy-out proposal. Also during this timeframe, representatives of Morgan Keegan communicated on numerous occasions with Offerors and other executive officers of Landair regarding information to be provided in the market check.

         On December 17, 2002, after they entered into the First Tennessee Bank commitment with respect to the financing of Offerors' buy-out proposal, Offerors delivered the following letter to the Special Committee:

         December 17, 2002

         Landair Corporation
         Special Committee of the Board of Directors
         430 Airport Road
         Greeneville, Tennessee 37745

         Dear Sirs:

                  The purpose of this letter is to notify you of the terms on which we propose to acquire the outstanding shares of common stock of Landair Corporation (the "Company") not already owned by us or our affiliates (the "Proposal"). The principal terms of our Proposal are as follows:

                  1. Through Landair Acquisition Corporation, a corporation wholly-owned by us and our affiliates ("LAC"), we are prepared to make a cash tender offer (the "Offer") to purchase all of the outstanding shares of common stock of the Company, including shares issuable upon exercise of currently outstanding options to purchase shares of common stock of Landair, at a net purchase price of $13.00 per share. Holders of options to purchase common stock of the Company having exercise prices per share of less than $13.00 would be permitted to exercise their options on the condition that LAC accepts their option shares for payment. The offer price of $13.00 per share represents a 25% premium to the closing price of the Company common stock on October 10, 2002, the last full trading day before the public announcement of our intention to purchase the shares of common stock of the Company not already owned by our affiliates or us.

                  2. Conditions to the tender offer will include, without limitation: (i) receiving tendered shares sufficient to permit LAC and its affiliates to own at least 90% of the outstanding common stock of the Company (assuming the exercise of all options with an exercise price of less than $13.00 per share) at the close of the tender offer; (ii) a special committee of independent members of the Company's board of directors recommends that the Company's shareholders accept the Offer and tender their shares in the Offer; and (iii) the availability to and receipt by LAC of all financing on terms and conditions satisfactory to LAC necessary to fund all financial obligations arising in connection with the tender offer and subsequent short-form merger (described below).

                  3. The conditions to the tender offer listed above will be waivable by LAC in whole or in part at any time in its sole discretion. However, in no event will we or LAC purchase shares in the tender offer if less than a majority of the outstanding shares of Company common stock, excluding shares beneficially owned by us, our affiliates and the executive officers and directors of the Company, are tendered in the tender offer.

                  4. Following the close of the tender offer, LAC will effect a short-form merger at a price equal to that offered in the tender offer that will result in LAC's beneficial ownership of 100% of the issued and outstanding common stock of the Company.

                  5. In connection with the short-form merger described above, the Company would terminate the listing of its common stock on the Nasdaq National Market one business day prior to the effective time of such merger so as to provide any remaining Landair shareholders with statutory dissenters' rights under Tennessee law.

                  6. Each outstanding option to acquire the Company's common stock that is not conditionally exercised as described above will be acquired by LAC at the time of the short-form merger at a price equal to the difference between the tender offer price and the exercise price for such option.

                  7. The details of the tender offer will be embodied in a Tender Offer Statement to be filed with the SEC and delivered to the Company upon commencement of the tender offer.

                  The financing needed to complete the tender offer can be obtained in a timely manner. We have negotiated and obtained a form of financing commitment from a major institution (the "Commitment"), which, together with the capital that we have committed to contribute to LAC, will be sufficient to fund the tender offer. As a result of the Commitment and our agreed upon capital contribution, we believe LAC has the ability to complete the tender offer quickly and provide near-term liquidity for the Company's shareholders.

                  We are available to discuss this Proposal with you immediately and to answer any questions that you may have. In seeking further information concerning our Proposal, or for any other matter, please call either of us or our legal advisor, Bill Argabrite of Hunter, Smith & Davis LLP (423-378-8829).

                  This letter should not be interpreted as a binding commitment or as the commencement or announcement of an intention to commence a tender offer.


         Very truly yours,


         /s/ Scott M. Niswonger
         ---------------------------------
         Scott M. Niswonger

         /s/ John A. Tweed
         ---------------------------------
         John A. Tweed


         In the several days following December 17, 2002, the respective counsel to the Special Committee, Landair and Offerors discussed the letter set forth above and particularly the conditions set forth therein.

         On December 19, 2002 the Special Committee and its counsel requested a meeting with representatives of Offerors and Landair. Mr. Tweed and his legal counsel along with a representative of Landair and its counsel met with a representative of the Special Committee, and the Special Committee's legal and financial advisors at the offices of BB&S. The purpose of the meeting was to present to Offerors and Landair a progress report on the Special Committee's analysis of the proposal contained in Offerors December 17, 2002 letter. The Special Committee reported that it had met twice concerning the December 17, 2002 letter. At the meeting Landair and Offerors were informed that the market check conducted by Morgan Keegan had been completed and, as of the date of the meeting, there were no parties expressing any interest in further discussions regarding an acquisition of or other transaction with Landair.

         Additionally, the Special Committee, primarily through its financial advisor McDonald, requested that Offerors review their proposal with the view toward an increase in the offer price. In the meeting, McDonald gave a general overview of the basis for the Special Committee's request that Offerors consider an increase in the Offer Price.

         As a result of this meeting with the representatives of the Special Committee and its advisors, Offerors conferred, discussing the results of the Morgan Keegan market check, the overview given by McDonald and the proposed structure of the Offer with their advisors. Following this conference, on December 20, 2002, the Offerors sent the following letter to the Special
Committee:

         Special Committee of the
           Board of Directors of
           Landair Corporation
         c/o Harwell, Howard, Hyne,
         Gabbert & Manner
         1800 AmSouth Center
         Nashville, TN  37238

         Gentlemen:

                  Thank you for the update provided by Dr. Langley, and the legal and financial advisors to the Special Committee we received yesterday afternoon. We very much appreciate the time and care that is being exerted by the Special Committee and their advisors in performing the important roles that you have undertaken.

                  We have considered carefully the matters discussed yesterday. We have also considered your report that the "market check" performed by Morgan Keegan & Company has not produced any buyer interested in acquiring Landair at a price above $13.00.

                  This letter is based on the information available to us, including that discussed yesterday, and is in response to your suggestion that we consider an increase in the price we are willing to offer for the Landair shares that we do not own. John and I remain convinced at this time, as we were on October l0, that our $13.00 per share offer represents fair value to our shareholders.

                  Perhaps some background will serve to put our reaction in perspective. I have spent many years in the Greeneville community attempting to build a reputation as a businessman who treats his employees, customers and shareholders fairly, and who shares the benefit of successes achieved along the way with the community. To this end, when John and I decided on a price to offer our minority shareholders, we selected one that we believe reflects not only the intrinsic value of Landair, but one that would be perceived as being fair by our shareholders. We did not desire to start with a lower price and then be forced to raise it through a negotiating process. We wanted to be the ones to offer a fair price. We continue to believe that through our original $13.00 price, we achieved our goal.

                  Further, because our offer is structured in the form of a tender offer, our shareholders will be given the freedom to accept or reject our offer based on all available information. As we have indicated to you, our offer will contain a non-waivable condition that the offer be accepted by a majority of all outstanding shares (other than those owned by us and Landair executive officers and directors). We have also indicated to you that following the close of the tender offer, we will effect a short-form merger at a price equal to the $13.00 tender offer price, and that we intend to provide Landair's remaining shareholders with dissenters' rights under Tennessee law that will allow any dissatisfied shareholder to contest the fairness of the price. These additional procedural safeguards give us comfort that our offer will not be consummated unless it is not only fair, but is also perceived as such by the minority owners of Landair.

                  As we have indicated to you over the last several days, we intend to launch our tender offer on Monday, December 23, 2002, to allow shareholders to begin their consideration process. If the Special Committee receives additional information that it believes we should consider, we would of course welcome an opportunity to discuss with you any such information.

                  Thank you again for devoting your time and attention to this matter, especially during the holiday season.


                                             Very truly yours,

                                             /s/ Scott M. Niswonger
                                             ----------------------------------
                                             Scott M. Niswonger

         During its meeting with representatives of the Special Committee on December 19, 2002, representatives of Offerors and Landair discussed the issue of whether the final proposal should allow holders of stock options to conditionally tender their shares. Counsel for the Special Committee indicated that the Special Committee would prefer that option holders not be allowed to conditionally tender, as proposed in Offerors' December l7, 2002 letter. The representatives of the Special Committee indicated that they believed that the tender process would more truly reflect the desires of the disinterested minority shareholders if option holders who had not exercised their options were not allowed to participate in the Offer. Offerors also considered the fact that the financial outlay at the time of the consummation of the Offer would be diminished, enhancing the likelihood that the First Tennessee Bank financing would be adequate to cover all shares tendered in the Offer. Offerors also considered the fact that the option holders could be "cashed out" in the short-form merger. Based on these discussions, all parties agreed that the Offer would not include the ability of option holders to conditionally tender their optioned shares.

         On December 23, 2002, the Offer was commenced.

REASONS FOR AND PURPOSE OF THE OFFER AND THE MERGER

         On October 10, 2002, Offerors presented Landair's board of directors with a letter proposal pursuant to which Offerors would acquire all of the outstanding Shares of Landair that Offerors and their affiliates did not already own. In arriving at their decision to propose such a transaction, Offerors considered the factors set forth below.

         Benefits and Detriments to Landair of the Offer and the Merger. In determining whether to make the Offer and thereafter effect the Merger, Offerors considered the current and potential financial performance and profitability of Landair. Offerors also considered the following factors:

         - the reduction in the amount of public information available to competitors about Landair's businesses that would result from the termination of Landair's obligations under the SEC's reporting requirements pursuant to the Securities and Exchange Act of 1934;

         - the elimination of the additional burdens on management associated with public reporting and other tasks resulting from Landair's public company status, including, for example, the dedication of time and resources by Landair's management and board of directors necessary to respond to shareholder and analyst inquiries and maintain investor and public relations;

         - the decrease in costs, particularly those associated with being a public company (such as the costs, including independent accounting firm fees for audit services and legal fees, associated with filing quarterly, annual or other periodic reports with the SEC, the expense of publishing and distributing annual reports and proxy statements to shareholders, and the increased costs anticipated as a result of enactment of the Sarbanes-Oxley Act of 2002);

         - the greater ability of Landair's management to focus on long-term business goals, as opposed to quarterly earnings, as a non-reporting company, particularly in light of the volatility in Landair's quarterly results; and

         - public capital market trends affecting small-cap companies, including perceived lack of interest by institutional investors in companies with a limited public float.

         Consideration of Liquidity and Share Price; Timing. Offerors considered the relatively low volume of trading in the Shares and considered that the Offer and the Merger would result in immediate, enhanced liquidity for the shareholders that are unaffiliated with Offerors. Offerors also considered recent trends in the price of the Shares.

         Alternative Structure Considered. Both prior to and after October 10, 2002, Offerors considered alternatives to structuring the transaction as a tender offer followed by a short-form merger. In determining to structure the transaction as a tender offer followed by a short-form merger, as opposed to a long-form merger, Offerors considered the following:

         - In the Offer, each unaffiliated shareholder would individually determine whether to accept cash in exchange for their Shares.

         - Unless at least 90% of the outstanding Shares are owned by the Purchaser, it could not effect a short-form merger.

         - Unlike a long-form merger, the approval of Landair's board of directors is not required to complete a short-form merger.

         - A tender offer followed by a later short-form merger would permit Offerors to acquire the minority interest in Landair on an expeditious basis and provide the shareholders that are unaffiliated with Offerors with a prompt opportunity to receive cash in exchange for their Shares.

         - Unaffiliated shareholders who do not tender their Shares in the Offer could (upon delisting of Landair's common stock from The Nasdaq National Market) preserve their dissenters' rights in the Merger under Chapter 23 of the TBCA.

         After discussing both among themselves and with the Special Committee the advantages and disadvantages of the various structures for acquiring the minority shareholder interest in Landair, including the alternative method of acquiring such interests through a long-form merger, Offerors decided to structure the transaction as a tender offer for all of the Shares of Landair not already owned by Offerors or their affiliates, to be followed by a short-form merger.

OFFERORS' PLANS FOR LANDAIR

         If the Offer is successful and Offerors obtain at least 90% of the outstanding Shares, Offerors will effect the Merger. As a result of the Offer and the Merger, Landair will be wholly owned by Offerors and the Shares would no longer trade publicly on any stock exchange.

         If, after the Offer is completed but prior to consummation of the Merger, the aggregate ownership by Offerors and their affiliates of the outstanding Shares should fall below 90% for any reason, Purchaser may decide to acquire additional Shares in the open market or in privately negotiated transactions to the extent required for such ownership to equal or exceed 90%. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than or the same as the Offer Price.

         Following completion of the Offer and prior to the Merger, Offerors expect that Landair will cause the Shares to be delisted from The Nasdaq National Market and Landair will be a privately-held corporation. Accordingly, current shareholders who are not affiliated with Offerors will not have the opportunity to participate in the earnings and growth of Landair and will not have any right to vote on corporate matters. Similarly, after completion of the Merger, former shareholders will not face the risk of losses resulting from Landair's operations or from any decline in the value of Landair.

         Except as otherwise described in this Offer to Purchase, Offerors have no current plans or proposals or negotiations which relate to or would result in: (i) an extraordinary corporate transaction, such as a merger (other than the Merger), reorganization or liquidation involving Landair or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of Landair or any of its subsidiaries; (iii) any material change in Landair's present dividend policy, indebtedness or capitalization; (iv) any change in the management of Landair (other than Offerors' intention to appoint a board of directors comprised solely of Offerors after the Merger) or any change in any material term of the employment contract of any executive officer; or (v) any other material change in Landair's corporate structure or business. Offerors expressly reserve the right to change Offerors' business plans with respect to Landair based on future developments.

PURCHASER'S AND OFFERORS' POSITION REGARDING THE FAIRNESS OF THE OFFER AND THE MERGER

         Offerors believe, and have separately determined, that the Offer and the Merger are both financially and procedurally fair to Landair's shareholders who are not affiliated with Purchaser and Offerors. Offerors base their belief on their observations of the following factors, each of which, in Offerors' judgment, supports their views as to the fairness of the Offer and the Merger.

         - Each Landair shareholder can individually determine whether to tender shares in the Offer, and Offerors believe that the Landair shareholders are capable of evaluating the fairness of the Offer.

         - The $13.00 per Share cash consideration payable in the Offer represents a 25% premium to the closing price on October 10, 2002, the last trading day prior to public announcement of Offerors' proposal to acquire the Shares.

         - The Offer is conditioned on the tender of at least a sufficient number of Shares such that, after the Shares are purchased pursuant to the Offer, Offerors would own at least 90% of the outstanding

                  Landair common stock. Accordingly, approximately 1,395,120 or 66% of the Shares not owned by Offerors would need to be tendered to satisfy the Minimum Condition. In addition, in no event will Offerors purchase shares in the Offer if less than a majority of the outstanding shares, excluding the shares beneficially owned by Offerors and the executive officers and directors of Landair are validly tendered and not withdrawn. Approximately 722,630 of the Shares not owned by Offerors and the executive officers and directors of Landair would need to be tendered to satisfy this condition. Acceptance of the Offer by this many unaffiliated Landair shareholders would provide meaningful procedural protection for Landair shareholders.

         - Landair shareholders who elect not to tender their Shares in the Offer will receive the same consideration in the Merger that Offerors pay in the Offer, subject to their right to dissent from the Merger and demand payment of the fair value of their Shares under the TBCA.

         - Offerors believed the Offer Price to be fair considering Landair's current financial performance, profitability and growth prospects. In addition, the Offer and the Merger would shift the risk of the future financial performance of the Company from the public shareholders, who do not have the power to control decisions made as to Landair's business, entirely to the Purchaser, which would have the power to control Landair's business and which has the resources to manage and bear the risks inherent in the business over the long term.

         - Offerors considered the terms of the Offer and the Merger, including (1) the amount and form of the consideration, (2) the tender offer structure, which would provide an expeditious means for the Landair shareholders to receive the Offer Price,
                  (3) the Minimum Condition and (4) the requirement that a majority of the outstanding shares, excluding the shares beneficially owned by Offerors and the executive officers and directors of Landair, are validly tendered and not withdrawn.

         - The Offer provides the opportunity for the Landair shareholders to sell their shares without incurring brokerage and other costs typically associated with market sales.

         - Offerors believe that each of the foregoing observations is relevant to all of the Landair shareholders who are not affiliated with Offerors.

         Offerors determined that the following factors were not relevant indicators of the value of the Shares:

         -        net book value of Landair; and

         - to Offerors' knowledge, no firm offers have been made with respect to Landair regarding a merger or other business combination, or the sale of all or of any substantial part of the assets of securities of Landair and that Landair's prior efforts to find a third party interested in acquiring it were unsuccessful.

         Offerors also considered the following factors, each of which they considered negative, in their deliberations concerning the fairness of the terms of the Offer and the Merger:

         - Following the successful completion of the Offer and the Merger, the Landair shareholders would cease to participate in the future earnings or growth, if any, of Landair or benefit from increases, if any, in the value of their holdings of Landair.

         - The financial interests of Offerors are adverse as to the Offer Price to the financial interests of the Landair shareholders. In addition, officers and directors of Landair have actual or potential conflicts of interest in connection with the Offer and the Merger.

         The foregoing discussion of the information and factors considered by Offerors is not intended to be exhaustive but includes all material factors Offerors considered. In view of the variety of factors considered in connection with their evaluation of the Offer and the Merger, Offerors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determination and recommendation.

         Offerors' view as to the fairness of the Offer and the Merger should not be construed as a recommendation as to whether or not you should tender your Shares.

LANDAIR FINANCIAL PROJECTIONS

         Landair does not as a matter of course make public forecasts as to future revenues, earnings or other financial information. Landair did, however, prepare certain projections that it provided to the Special Committee and McDonald, as financial advisor to the special committee, in connection with the proposed transaction. The projections set forth below are included in this document solely because such information was provided to the Special Committee and McDonald. Offerors also received a copy of these projections.

         The projections set forth below were not prepared by Landair with a view to public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding prospective financial information. In addition, the projections were not prepared with the assistance of or reviewed, compiled or examined by independent accountants. While prepared with numerical specificity, the projections were not prepared in the ordinary course and the projections reflect numerous estimates and hypothetical assumptions, all made by Landair's management, with respect to industry performance, general business, economic, market, interest rate and financial conditions and other matters, which may not be accurate, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Landair's control. Accordingly, there can be no assurance that the assumptions made in preparing the projections set forth below will provide accurate, and actual results may be materially different from those contained in the projections set forth below.

         In light of the uncertainties inherent in forward-looking information of any kind, Landair and Offerors caution against undue reliance on this information. The inclusion of this information should not be regarded as an indication that anyone who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. While Landair has prepared these projections with numerical specificity and has provided them upon the request of the Special Committee and McDonald in connection with this proposed transaction, Landair has not made, and does not make, any representation to any person that the projections will be met. Landair does not intend to update or revise such projections to reflect circumstances existing after the date they were prepared or to reflect the occurrence of future events, unless required by law.


                                                          FISCAL YEAR ENDING DECEMBER 31
                                 -------------------------------------------------------------------------------
                                     2003            2004             2005            2006             2007
                                 ------------    ------------     ------------    ------------      ------------

Revenue                          $107,681,000    $114,049,000     $127,519,000    $141,687,000      $155,928,000
Operating Expenses                 98,181,000     104,281,000      116,490,000     129,391,000       142,844,000
Income from Operations              9,500,000       9,768,000       11,029,000      12,296,000        13,084,000
Operating Ratio                        91.18%          91.44%           91.35%          91.32%            91.61%
         NET INCOME                 5,952,000       6,258,000        7,135,000       8,022,000         8,603,000

Cash Flow from Operations          18,241,000      16,214,000       17,710,000      19,484,000        21,057,000
Total Assets                       75,034,000      79,804,000       88,264,000      97,655,000       107,715,000
Equity                             45,828,000      52,086,000       59,221,000      67,243,000        75,846,000

TRANSACTIONS BETWEEN OFFERORS, THEIR AFFILIATES AND LANDAIR

         SPIN-OFF BY FORWARD AIR. Prior to September 1998, Landair's operations were held by Landair Services, a company that was co-founded by Mr. Niswonger and has been publicly-traded since it completed its initial public offering in 1993. Prior to its initial public offering, Mr. Niswonger owned approximately 98% of Landair Services and he beneficially owned approximately 58% immediately thereafter. On September 23, 1998, Landair Services was separated into two publicly-held corporations. Landair Services changed its name to Forward Air Corporation and retained Landair Services' deferred air freight operations, and Landair was spun-off to the existing shareholders of Landair Services, thereby becoming a separate, publicly-traded company that owned and operated the truckload operations of Landair Services. Immediately after consummation of the spin-off of Landair, Mr. Niswonger beneficially held approximately 51% of Landair.

         Ms. Niswonger is Chairman of the Board and Chief Executive Officer of Forward Air, and he beneficially owns approximately 19% of Forward Air's outstanding common stock.

         TRANSACTIONS AND AGREEMENTS BETWEEN LANDAIR AND FORWARD AIR. Landair and Forward Air are parties to various transactions and agreements described below. The description of these transactions provided in this Offer to Purchase is qualified by reference to Landair's Form 10-K. See "The Offer--Certain Information Concerning Landair--Available Information."

         Landair and Forward Air routinely engage in transactions in which Landair hauls deferred air freight shipments for Forward Air which are in excess of Forward Air's scheduled capacity. Forward Air routinely purchases truckload transportation from various trucking companies. The pricing of truckload services purchased by Forward Air from Landair is determined based on similar rates for shipments to unrelated parties. Landair charged Forward Air $1,178,000, $1,742,000 and $2,174,000, respectively, during the three quarters ended September 30, 2002 and the years ended December 31, 2001 and 2000 for the hauling of deferred freight.

         Transition Services Agreement. Landair and Forward Air are parties to a Transition Services Agreement ("TSA"). Services performed under the TSA are negotiated and paid for on an arm's-length basis. Landair or Forward Air, as recipients of the services, may terminate any or all such services at any time on thirty days' irrevocable written notice, and Landair or Forward Air, as providers of the services, may terminate any or all of the services.

         Landair has provided Forward Air with safety, licensing, permitting and fuel tax, insurance and claims services, recruiting and retention services, and driver training center services to Forward Air. Landair charged Forward Air $38,000, $104,000 and $230,000, respectively, during the three quarters ended September 30, 2002 and the years ended December 31, 2001 and 2000 for these services. In addition, Forward Air provided accounts payable, payroll, human resources, employee benefit plan administration, owner-operator settlement, central purchasing, accounting and legal, general administrative, and information technology services to Landair. Forward Air charged Landair $186,000, $662,000 and $1.5 million, respectively, during the three quarters ended September 30, 2002 and the years ended December 31, 2001 and 2000 for these services. These charges have been included in salaries, wages and employee benefits in the accompanying statements of operations.

         Accounts payable included $8,000, $93,000 and $315,000, respectively, after the three quarters ended September 30, 2002 and the years ended December 31, 2001 and 2000 due to Forward Air related to services covered under the TSA and various other transactions between both entities.

         Tax Sharing Agreement. The Tax Sharing Agreement describes the responsibilities of Landair and Forward Air with respect to all tax matters occurring prior to and after the Spin-off. The Tax Sharing Agreement provides for the allocation of tax expense, assessments, refunds and other tax benefits. The Agreement also sets forth the responsibility for filing tax returns and provides for reasonable cooperation in the event of any audit, litigation or other proceeding with respect to any federal, state or local tax.

         Lease of Facilities. Landair, through its wholly-owned subsidiary Landair Transport, Inc., leases certain facilities and revenue equipment from Forward Air under noncancelable operating leases that expire in various years through 2005. Certain of these leases may be renewed for a one year term. Landair also shares certain facilities leased by Forward Air and has been allocated a portion of the rent expense related thereto.

         Landair paid Forward Air $19,000 in the three quarters ended September 30, 2002 and $25,000 in each of 2001 and 2000 to sublease a portion of its headquarters in Greeneville, Tennessee. Landair paid Forward Air $9,000 in the three quarters ended September 30, 2002 and $12,000 in each of 2001 and 2000 to sublease a portion of Landair's terminal facility in Detroit, Michigan. Additionally, Landair paid Forward Air $11,000 in the three quarters ended

September 30, 2002 and $32,000 from April 1, 2001 to December 31, 2001 to sublease a portion of its facility in Indianapolis, Indiana to Landair. Forward Air subleases the terminal facilities for consideration based upon the cost of such facilities to Forward Air and an agreed-upon percentage of usage.

         WAREHOUSE LOGISTICS SERVICES AND LEASE AGREEMENT. Warehouse Logistics is a privately-held company jointly owned by Scott M. Niswonger and John A. Tweed. In April 2001, Landair and Warehouse Logistics entered into a Services and Lease Agreement pursuant to which Landair agreed to rent certain office space and utility, maintenance, telephone, computer, receptionist and other administrative resources to Warehouse Logistics. In exchange therefore, Warehouse Logistics agreed to provide human resources and benefit plan administration services to Landair.

         In relation to such exchange of services, Landair charged Warehouse Logistics $26,000 and Warehouse Logistics charged Landair $51,000 during 2001. Effective January 2002, the Services and Lease Agreement was amended and the services provided to Landair by Warehouse Logistics were terminated. Landair continues to provide additional services to Warehouse Logistics under the Services and Lease Agreement, including accounting and human resource services. Warehouse Logistics has paid Landair $44,000 in connection with such services during the three quarters ended September 30, 2002. The Services and Lease Agreement is terminable at any time by either of Landair or Warehouse Logistics
(1) in their capacities as recipients of services, upon thirty days irrevocable written notice; and (2) in their capacities as providers of services, upon three months irrevocable written notice.

         In February 2002, Landair's board of directors created a special committee of independent members of the board of directors for the purpose of evaluating and advising the board of directors with respect to a proposed transaction with Warehouse Logistics. Subsequent thereto, Landair entered into a non-binding letter of intent with Warehouse Logistics to acquire certain assets of Warehouse Logistics consisting primarily of service contracts and leasehold interests for $8 million payable in cash plus assumption of certain liabilities. In September 2002, Warehouse Logistics informed the special committee that Warehouse Logistics was withdrawing its offer to sell its assets to Landair.

CONDUCT OF LANDAIR'S BUSINESS IF THE OFFER IS NOT COMPLETED

         If the Offer is not completed because the Minimum Condition or another condition is not satisfied or waived, Offerors and Purchaser expect that Landair's current management will continue to operate the business of Landair substantially as presently operated. However, in that event, Offerors will re-evaluate the role of Landair within the overall strategy being pursued by Offerors. In particular, Offerors may consider:

         - engaging in open market or privately negotiated purchases of Shares to increase Offerors' aggregate ownership of the Shares to at least 90% of the then outstanding Shares and then effecting a short-form merger;

         - proposing that Purchaser and Landair enter into a merger agreement, which would require the approval of the Landair board of directors (which probably would refer the matter to a committee of independent directors) and the vote of Shares in favor of the merger; or

         -        keeping outstanding the public minority interest in Landair.

         If Offerors and Purchaser were to pursue any of these alternatives, it might take considerably longer for the public shareholders of Landair to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. Any such transaction may result in proceeds per Share to the public shareholders of Landair that are more or less than or the same as the Offer Price.

                                    THE OFFER

1.       TERMS OF THE OFFER

         Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 11, "The Offer--Certain Conditions of the Offer," and if the Offer is extended or amended, the terms and conditions of such extension or amendment (the "Offer Conditions")), Purchaser will accept for payment, and pay for, Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by Section 4, "The Offer--Rights of Withdrawal." The term "Expiration Date" means 12:00 midnight, Eastern Standard Time, on January 23, 2003, unless and until Purchaser shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. The period until 12:00 midnight, Eastern Standard Time, on January 23, 2003, as such may be extended is referred to as the "Offering Period."

         Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares. See Section 4, "The Offer--Rights of Withdrawal."

         Subject to the applicable regulations of the SEC, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time prior to the Expiration Date,

         (i) to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, on the occurrence of any of the events specified in Section 11, "The Offer--Certain Conditions of the Offer;" and

         (ii) to waive any condition and to set forth or change any other term and condition of the Offer except as otherwise specified in Section 11, "The Offer--Certain Conditions of the Offer;"

in each case, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof. If Purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offering Period and not withdrawn, and, on the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, it will promptly pay for all Shares so accepted for payment and will immediately accept for payment and promptly pay for all Shares as they are tendered in any Subsequent Offering Period (as defined herein). Purchaser confirms that its reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror or pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

         Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

         If, during the Offering Period, Purchaser, in its sole discretion, shall decrease the percentage of Shares being sought or increase or decrease the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. Purchaser confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information that approaches the significance of price and percentage of Shares sought, a minimum of ten business days may be required to allow for adequate dissemination to shareholders and investor response. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

         Purchaser may elect, in its sole discretion, to provide a subsequent offering period of 3 to 20 business days (the "Subsequent Offering Period"). A Subsequent Offering Period, if one is provided, is not an extension of the Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offering Period, in which shareholders may tender Shares not tendered during the Offering Period. If Purchaser decides to provide for a Subsequent Offering Period, Purchaser will make an announcement to that effect by issuing a press release no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period. If Purchaser elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (not beyond a total of 20 business days) by giving oral or written notice of such extension to the Depositary. During a Subsequent Offering Period, tendering shareholders will not have withdrawal rights. See Section 4, "The Offer--Rights of Withdrawal."

         Offerors have exercised their rights as shareholders of Landair to request Landair's shareholder list and security position listings for the purpose of disseminating the Offer to shareholders. Landair has provided Purchaser with Landair's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar person whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.       ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

         Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the expiration of the Offering Period. If there is a Subsequent Offering Period, all Shares tendered during the Offering Period will be immediately accepted for payment and promptly paid for following the expiration thereof and Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the SEC, Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See Section 11, "The Offer--Certain Conditions of the Offer." In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

         (i) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"));

         (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined herein) in lieu of the Letter of Transmittal; and

         (iii)    any other required documents.

         For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

         If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, "The Offer--Procedure for Tendering Shares," such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

         Purchaser reserves the right to transfer or assign in whole or in part from time to time to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.       PROCEDURES FOR TENDERING SHARES

         Valid Tender. To tender Shares pursuant to the Offer,

         (i) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase;

         (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and the Book-Entry Confirmation of such delivery received by the Depositary, including an Agent's Message (as defined herein) if the tendering shareholder has not delivered a Letter of Transmittal), prior to the Expiration Date; or

         (iii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

The term "Agent's Message" means a message transmitted electronically by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

         Book-Entry Delivery. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

         Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other "Eligible Guarantor Institution," as such term is defined in Rule 17 Ad-15 under the Exchange Act (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by Purchaser, proper evidence satisfactory to Purchaser of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

         Guaranteed Delivery. A shareholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

         (i)      such tender is made by or through an Eligible Institution;

         (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

         (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market is open for business.

         The Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

         THE METHOD OF DELIVERY OF THE SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER

FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHAREHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         Other Requirements. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or a timely Book-Entry Confirmation with respect to such Shares into the Depositary's account at the Book-Entry Transfer Facility, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

         Tender Constitutes An Agreement. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

         Appointment Of Proxies. By executing a Letter of Transmittal as set forth above, the tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Purchaser's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the shareholders of Landair, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

         Determination Of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

         Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 30%. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the IRS. All shareholders who are United States persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign shareholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that shareholder's exempt status (such forms may be obtained from the Depositary), in order to avoid backup withholding. See Instruction 8 to the Letter of Transmittal.

4.       RIGHTS OF WITHDRAWAL

         Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offering Period and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after February 20, 2003. There will be no withdrawal rights during any Subsequent Offering Period for Shares tendered during the Subsequent Offering Period.

         For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, "The Offer--Procedure for Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Offerors, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

         Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3, "The Offer--Procedure for Tendering Shares," at any time prior to the Expiration Date or during a Subsequent Offering Period if one is provided.

         If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

5.       CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER

         The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, at any time and, therefore, the following statements and conclusions could be altered or modified. The discussion does not address holders of Shares in whose hands Shares are not capital assets, nor does it address holders who hold Shares as part of a hedging, "straddle," conversion or other integrated transaction, or who received Shares upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of restricted shares received as compensation or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations, financial institutions, United States expatriates or non-U.S. persons). Furthermore, the discussion does not address the tax treatment of holders who exercise dissenters' rights in the Merger, nor does it address any aspect of state, local or foreign taxation or estate and gift taxation.

         The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law. The following summary does not purport to consider all aspects of United States federal income taxation that might be relevant to shareholders of Landair. Because individual circumstances may differ, each holder of Shares should consult such holder's own tax advisor to determine the applicability of the rules discussed below to such shareholder and the particular tax effects of the Offer and the Merger, including the application and effect of state, local and other tax laws.

         The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for United States federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. If the Shares exchanged constitute capital assets in the hands of the shareholder, gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the Shares were held for more than one year on the date of sale (or, if applicable, the date of the Merger), and if held for one year or less they will be subject to tax at ordinary income tax rates. Certain limitations may apply on the use of capital losses.

         Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a 30% rate. Backup withholding generally applies if a holder (a) fails to furnish its social security number or other TIN, (b) furnishes an incorrect TIN, (c) fails properly to include a reportable interest or dividend payment on its United States federal income tax return or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain foreign shareholders if such foreign shareholders submit a statement, signed under penalties of perjury, attesting to their exempt status. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each shareholder should consult such shareholder's own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining such exemption.

         All shareholders who are United States persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Offeror and the Depositary). Non-corporate foreign shareholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that shareholder's exempt status (such forms can be obtained from the Depositary), in order to avoid backup withholding.

         THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO SHAREHOLDERS IN SPECIAL SITUATIONS SUCH AS SHAREHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND SHAREHOLDERS WHO ARE NOT UNITED STATES PERSONS. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

6.       PRICE RANGE OF SHARES; DIVIDENDS; OWNERSHIP OF AND TRANSACTIONS IN
         SHARES

         Price Range of Shares. The Shares are listed and principally traded on The Nasdaq National Market under the symbol "LAND." The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the Shares on The Nasdaq National Market based upon public sources:


                 CALENDAR QUARTER                 HIGH SALES PRICE                LOW SALES PRICE

         2000 - First Quarter                          $3.59                           $2.67
         2000 - Second Quarter                         $3.75                           $2.17
         2000 - Third Quarter                          $3.42                           $2.67
         2000 - Fourth Quarter                         $3.04                           $2.25
         2001 - First Quarter                          $3.29                           $2.50
         2001 - Second Quarter                         $4.19                           $2.50
         2001 - Third Quarter                          $5.28                           $3.50
         2001 - Fourth Quarter                         $11.60                          $4.34
         2002 - First Quarter                          $11.00                          $6.10
         2002 - Second Quarter                         $11.40                          $8.35
         2002 - Third Quarter                          $11.48                          $9.25
         2002 - Fourth Quarter through                 $12.90                          $8.87
         December 19, 2002

         * The prices reported in the above table have been adjusted to include the effects of a three for two stock split which occurred at the close of business on September 9, 2002.

         On October 10, 2002, the last full trading day before the public announcement of Offerors' proposal to acquire the Shares, the reported closing price of the Shares on The Nasdaq National Market was $10.40 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

         Dividends. To date, Landair has never declared or paid cash dividends on the Shares. Landair is subject to certain debt covenants that prohibit it from paying dividends.

         Ownership of Shares. The following table sets forth the current beneficial ownership of Shares by Purchaser (including its directors and executive officers) and Offerors.


                                                        Number of
         Name                                            Shares             Percentage of Shares (1)
         --------------------------------              ----------           ------------------------

         Scott M. Niswonger                            4,242,630(2)               58.0%
         John A. Tweed                                   948,786(3)               13.0%
         Landair Acquisition Corporation               5,191,416(4)               71.0%

         (1) Based on information received from Landair that, as of December 6, 2002, there were 7,318,376 shares of common stock outstanding.

         (2) Includes 450 shares held by Mr. Niswonger for his grandson and 450 shares held by Mr. Niswonger's spouse for her daughter.

         (3) Does not include options to purchase 75,000 Shares which vest in equal annual 25% increments over a 4 year period beginning February 7, 2003.

         (4) Share ownership is based on Mr. Niswonger's and Mr. Tweed's 100% ownership of Landair Acquisition Corporation.

         Transactions in Shares.

         In the past two years, neither Purchaser nor either of Offerors has acquired any securities of Landair, except that:

         (a) On December 28, 2000, John Tweed purchased 750,000 Shares in a negotiated transaction at a price of $3.00 per share, for a total consideration of $2,250,000. The source of funds was a five-year full recourse promissory note given to Scott Niswonger, as holder, by John Tweed, as maker. The note bears interest at a minimum applicable federal rate and becomes due and payable on the fifth anniversary of the date of the note. The note is secured by a Pledge and Security Agreement between John Tweed, as pledgor, and Scott Niswonger, as Lender. Under the Pledge and Security Agreement, the 750,000 Shares are pledged as collateral to secure repayment of the Note. Mr. Tweed retains the right to vote the pledged shares so long as no default has occurred under the Pledge and Security Agreement. As of December 23, 2002, no such default had occurred.

         (b) On December 28, 2000, several officers of Landair purchased an aggregate of 95,400 Shares in a negotiated transaction at a price of $3.00 per share, for a total aggregate consideration of $286,200. In order to obtain the funds to purchase their respective shares, each of the officers, as maker, made and entered into a five-year full recourse promissory note with Mr. Niswonger, as holder. The note bears interest at a minimum applicable federal rate and becomes due and payable on the fifth anniversary of the date of the note. Each of the officers entered into a Pledge and Security Agreement securing the note. Pursuant to the Pledge and Security Agreements, all of the 95,400 Shares are pledged to Mr. Niswonger as collateral to secure repayment of the Notes. The officers retain the right to vote their respective pledged shares so long as no default has occurred under his Pledge and Security Agreement. As of December 20, 2002, no such default had occurred.

         (c) The following table sets forth the shares of Landair's common stock purchased by Mr. Niswonger in the past two years.


                                      Number of Shares             Range of Prices               Average Price
Quarter Ended                            Purchased                      Paid                       Per Share
-------------                         ----------------             ---------------               -------------

September 30, 2001                        16,500                     $3.93-$4.58                     $4.08
December 31, 2001                         22,500                     $4.95-$5.97                     $5.58
March 31, 2002                            38,250                    $8.00-$10.33                     $9.62
June 30, 2002                              5,550                       $10.89                       $10.89

         (d) The following table sets forth the shares of Landair's common stock purchased by Mr. Tweed during the past two years.


                                      Number of Shares             Range of Prices               Average Price
Quarter Ended                            Purchased                      Paid                       Per Share
-------------                         ----------------             ---------------               -------------

December 31, 2000                         750,000                       $3.00                        $3.00
March 31, 2001                             4,725                     $2.79-$3.00                     $2.93
December 31, 2001                         12,000                        $5.33                        $5.33
June 30, 2002                              3,090                    $9.99-$10.43                    $10.27

7.       CERTAIN INFORMATION CONCERNING LANDAIR

         The information concerning Landair contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Offerors, Purchaser and the Information Agent have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Offerors, Purchaser and the Information Agent cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Landair to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Offerors, Purchaser or the Information Agent.

         General. Landair is a Tennessee corporation with its principal corporate offices located at 430 Airport Road, Greeneville, Tennessee 37745 (telephone number (423) 783-1300). Landair has described its business as follows:

                  Landair, through its operating subsidiaries, is a truckload carrier that transports a wide range of commodities in both intrastate and interstate commerce. Landair provides dry van common carrier and dedicated contract carriage for shippers of a variety of products in the medium- and short-haul markets. These products include, among others, paper products, building products, textiles, retail and other consumer goods, air freight, automotive parts and supplies, electronics and metal products. The preponderance of Landair's business involves providing high-quality, specialized services to service-sensitive shippers on both a dedicated and ad hoc basis. To improve service to the differing requirements of customers at numerous shipping locations, Landair has terminals where over-the-road tractors are based and drivers are domiciled.

                  Landair utilizes a satellite-linked, computerized operations system to monitor and facilitate the movement of freight. Landair's operating philosophy is founded on maintaining high levels of service at market competitive prices in the most efficient manner possible.

         Intent To Tender; Recommendation; Landair Opinion. As of the date hereof, (i) Purchaser and Offerors do not know whether any executive officer, director or affiliate of Landair (other than Offerors) intends to tender Shares in the Offer, (ii) none of Landair, its executive officers, directors or affiliates (other than Offerors) have made any public recommendation with respect to the Offer and (iii) Landair has not made public any appraisal, report or opinion on the fairness of this transaction.

         Available Information. Landair is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Landair's directors and officers, their remuneration, stock options granted to them, the principal holders of Landair's securities, any material interests of such persons in transactions with Landair and other matters is required to be disclosed in proxy statements distributed to Landair's shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's website at http://www.sec.gov.

                              FINANCIAL INFORMATION

                               LANDAIR CORPORATION

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

         The following table sets forth summary historical consolidated financial data for Landair as of and for the nine months ended September 30, 2002 and as of and for each of the years ended December 31, 2001 and 2000.

         This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in Landair's Annual Report on Form 10-K for the year ended December 31, 2001 and the unaudited consolidated interim financial information contained in Landair's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2002, June 30, 2002, and September 30, 2002, including the notes thereto. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by Landair with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above. These documents are incorporated by reference in this Offer to Purchase. See "--Available Information" on page 32. Book value per share is not a term defined by generally accepted accounting principles.


                                                           Nine months ended      Year ended December 31
                                                           September 30, 2002      2001            2000
                                                           ------------------    --------        --------
                                                                (In thousands, except per share data)

STATEMENTS OF INCOME DATA:
Operating revenue                                                $77,522         $106,906        $127,487
Total operating costs and expenses                                71,358           97,352         136,333
Income (loss) from operations                                      6,164            9,554         (8,846)
Net income (loss)                                                  4,045            5,437         (6,970)
Income (loss) per share - basic                                     0.55             0.75          (0.86)
Income (loss) per share - diluted                                   0.53             0.73          (0.86)
Cash dividends declared per common share                              --               --              --

BALANCE SHEET DATA (AT END OF PERIOD):
Total current assets                                             $13,509          $10,659         $19,234
Total noncurrent assets                                           52,382           54,106          62,093
Total assets                                                      65,891           64,765          81,327
Total current liabilities                                          9,249            9,750          20,524
Total noncurrent liabilities                                      17,846           19,450          30,477
Shareholders' equity                                              38,796           35,565          30,326
Book value per share                                                5.30             4.88            3.74


         Landair historically has not reported a ratio of earnings to fixed charges.

8.       CERTAIN INFORMATION CONCERNING OFFERORS AND PURCHASER

         General. Purchaser is a Tennessee corporation that currently does not own any Shares or conduct any business. Purchaser is wholly owned by Offerors. The principal executive offices of Purchaser are located at 430 Airport Road, Greeneville, Tennessee 37745 (telephone number (423) 783-1300). Scott M. Niswonger and John A. Tweed are the sole directors and executive officers of Purchaser.

         Scott M. Niswonger is a United States citizen who resides in the State of Tennessee. Mr. Niswonger has served as Chairman of the Board and Chief Executive Officer of Landair since July 1998. Mr. Niswonger has also served as Chairman of the Board and Chief Executive Officer of Forward Air, a provider of scheduled surface transportation for deferred air freight to freight forwarders, integrators and airlines, since February 1988. Each of Landair and Forward Air are located at 430 Airport Road, Greeneville, Tennessee 37745 (telephone number
(423) 783-1300).

         John A. Tweed is a United States citizen who resides in the State of Tennessee. Mr. Tweed has served as President, Chief Operating Officer, and a director of Landair since December 2000. Mr. Tweed was Vice President, Sales, of Landair Transport, Inc., Landair's primary operating subsidiary, from April 1990 until February 1996. Mr. Tweed has also served as President of Warehouse Logistics LLC, a privately-held company jointly owned with Mr. Niswonger that provides logistics and warehousing services since February 1996. Landair, Landair Transport, Inc. and Warehouse Logistics LLC are each located at 430 Airport Road, Greeneville, Tennessee 37745 (telephone number (423) 783-1300).

         During the last five years, neither Purchaser nor either of Offerors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor have any of them been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation with respect to such laws.

         Except as set forth in this Offer to Purchase, none of (1) Purchaser,
(2) Offerors or (3) any associate or majority-owned subsidiary of Purchaser or Offerors beneficially owns any equity security of Landair.

         Except as set forth in this Offer to Purchase, neither Purchaser nor either of the Offerors has any agreement, arrangement, understanding or relationship with any other person with respect to any securities of Landair, including, without limitation, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any securities of Landair, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

         Except as set forth in this Offer to Purchase, neither Purchaser nor either of the Offerors has any security of Landair that is pledged or otherwise subject to a contingency that would give another person the power to direct the voting or disposition of such security.

         Except as set forth in this Offer to Purchase, there have been no transactions during the past two years between Purchaser or Offerors and Landair or any of Landair's affiliates that are not natural persons where the aggregate value of the transactions was more than 1% of Landair's consolidated revenues for the year ended 2000 for transactions in 2000, for the year ended 2001 for transactions in 2001 and for the past portion of 2002 for transactions in 2002.

         Except as set forth in this Offer to Purchase, there have been no transactions during the past two years between Purchaser or Offerors and any executive officer, director or affiliate of Landair that is a natural person where the aggregate value of the transaction or series of similar transactions with that person exceeded $60,000.

         Purchaser and Offerors have made no arrangements in connection with the Offer to provide holders of Shares access to Purchaser's corporate files or to obtain counsel or appraisal services at their expense. For discussion of dissenters' rights, see Section 9, "The Offer--Merger; Dissenters' Rights; Rule 13e-3."

         Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts during the past two years between Purchaser or either of Offerors, on the one hand, and Landair or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of any class of Landair's securities, an election of Landair's directors, or a sale or other transfer of a material amount of assets of Landair, nor, to the best knowledge of Offerors and Purchaser, have there been any negotiations or material contacts between (i) any affiliates of Landair or (ii) Landair or any of its affiliates and any person not affiliated with Landair who would have a direct interest in such matters. Except as set forth in this Offer to Purchase, neither Offerors nor Purchaser has since the date hereof had any transaction with Landair or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

         Intent To Tender. As of the date hereof, Offerors do not intend to tender their Shares in the Offer.

9.       MERGER; DISSENTERS' RIGHTS; RULE 13E-3

         Merger. If, pursuant to the Offer, Purchaser acquires Shares which, together with Shares beneficially owned by Purchaser and its affiliates, constitute at least 90% of the outstanding Shares, Offerors currently intend to transfer (and cause any such affiliates to transfer) the Shares owned by Offerors and any such affiliates to Purchaser to permit Purchaser to consummate a "short-form" merger pursuant to Section 48-21-105 of the TBCA. Section 48-21-105 of the TBCA provides that if Purchaser owns at least 90% of the outstanding Shares of Landair, Purchaser may merge Landair into itself. In order to accomplish the Merger, (i) the board of directors of Purchaser must adopt a plan of merger, (ii) Purchaser must mail a copy of the plan of merger to each remaining shareholder of Landair, and (iii) Purchaser must deliver articles of merger to the Secretary of State of the State of Tennessee no earlier than one month after the date that the plan of merger was mailed to the remaining shareholders of Landair. Under Section 48-21-105 of the TBCA, such a merger of Landair with Purchaser would not require the approval or any other action on the part of the board of directors, the special committee or the shareholders of Landair. Purchaser intends to effect the Merger without a meeting of holders of Shares. The Merger is currently expected to occur approximately one month after completion of the Offer.

         If, after the Offer is completed but prior to consummation of the Merger, the aggregate beneficial ownership by Offerors and their affiliates, including Purchaser, of the outstanding Shares should fall below 90% due for any reason, Purchaser may decide to acquire additional Shares on the open market or in privately negotiated transactions to the extent required for such ownership to equal or exceed 90%. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than or the same as the Offer price.

         THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH OFFERORS OR PURCHASER MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 13(A) OF THE EXCHANGE ACT.

         Dissenters' Rights. Shareholders do not have the right to dissent in connection with the Offer. However, if the Merger is consummated, any shareholder who (i) did not vote his, her or its Shares in favor of the Merger, and (ii) has properly demanded from Landair, as the surviving corporation of the Merger, payment for his, her or its Shares and has deposited such Shares with Landair in accordance with Chapter 23 of the TBCA shall be entitled to receive, in lieu of the Merger consideration, the amount estimated by Landair to be the fair value of such Shares, plus accrued interest.

         If the dissenting shareholder is dissatisfied with Landair's determination of fair value, such shareholder must notify Landair in writing within one month of receiving the payment or offer of payment of his, her or its own estimate of the fair value of the Shares, together with interest, and demand payment of such amount. In the event such a demand for payment remains unsettled, Landair must within two months of receiving the payment demand commence a proceeding in the Chancery Court for Greene County to determine the fair value of the Shares, plus accrued interest, or pay such dissenting shareholder the amount he, she or it demanded. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger.

         Since shareholders do not have the right to dissent in connection with the Offer, no demand for payment should be made at this time. Not later than ten
(10) days following the effective date of the Merger, Landair will notify the record shareholders as of the effective date of the Merger of the consummation of the Merger and of the availability of and procedure for asserting their dissenter's rights.

         The foregoing discussion is not a complete statement of law pertaining to dissenters' rights under the TBCA and is qualified in its entirety by the full text of Chapter 23 of the TBCA which is attached as Schedule A to this Offer to Purchase.

         FAILURE TO FOLLOW THE STEPS REQUIRED BY CHAPTER 23 OF THE TBCA FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

         Rule 13e-3. Because Offerors are affiliates of Landair, the transactions contemplated herein constitute a "going private" transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning Landair and certain information relating to the fairness of the Offer and the Merger and the consideration offered to minority shareholders be filed with the SEC and disclosed to minority shareholders prior to consummation of the Merger. Purchaser and Offerors have provided such information in this Offer to Purchase.

10.      SOURCE AND AMOUNT OF FUNDS

         Offerors have obtained a financing commitment from First Tennessee Bank to provide Purchaser with up to $25 million in debt financing in connection with the Offer (the "Acquisition Loan") and, upon consummation of the Merger, a $25 million term loan (the "Term Loan"). Offerors have agreed to contribute cash to the Purchaser in such amounts, if any, that, when combined with the proceeds of the Acquisition Loan, will fund Purchaser's acquisition of all Shares of Landair common stock tendered in the Offer and related expenses. Offerors have indicated that they have sufficient liquidity to fund any capital contribution that may be required to complete the funding of the acquisition of all Shares tendered in the Offer and related expenses. Additionally, First Tennessee Bank has agreed that its existing $15 million revolving line of credit with Landair (the "Line of Credit") will remain in effect upon closing of the Merger. Proceeds of the Term Loan and funds available under the Line of Credit will be used to fund payment for any remaining Shares cashed out as a result of the Merger and for expenses. The Offer is conditioned upon receipt by Purchaser of the funds committed by First Tennessee Bank. There is a possibility that Purchaser will not obtain such funds due to various conditions in the commitment letter not being met. The amount of funds required to purchase the maximum amount of outstanding Shares that are being sought in the Offer is approximately $27,650,000.

         Purchaser currently has no other financing arrangements or alternative financing plans in place in the event that funding pursuant to the commitment letter from First Tennessee Bank (the "Commitment Letter") is unavailable.

         The Acquisition Loan. Lender has agreed to make a loan to Purchaser of up to $25 million, to be secured by all of the common stock of Landair owned by Purchaser and Offerors upon completion of the Offer and all of Purchaser's outstanding common stock, and upon such other terms and conditions described in the Commitment Letter. The funds advanced in the Acquisition Loan will be based on the number of shares tendered in the Offer at a price of $13.00 per share. Each of the Offerors will personally guarantee the payment of accrued interest on funds advanced in the Acquisition Loan. The purpose of the Acquisition Loan is to assist Purchaser in its acquisition of Landair.

         The interest rate applicable to amounts borrowed under the Purchaser Credit Agreement will be thirty-day LIBOR plus 300 basis points.

         The Acquisition Loan will mature 40 days from the date on which it is funded, at which time all principal and accrued interest shall be payable in full.

         Funding of the Acquisition Loan will be subject to the satisfaction of the following closing conditions:

                  - Purchaser will pay all legal and other expenses associated with the Commitment Letter, the Acquisition Loan and the closing of the Acquisition Loan;

                  - Purchaser, together with Offerors and their affiliates, will hold at least ninety percent (90%) of all of the outstanding shares of Landair upon completion of the Offer and will have received commitments to tender a sufficient number of shares such that, assuming the exercise of all then-exercisable options to purchase Landair common stock, Purchaser, together with Offerors and their affiliates, will own at least ninety percent (90%) of the shares of Landair;

                  - Purchaser will demonstrate to the satisfaction of Lender, on or before the date of closing, that all conditions necessary to carry out the terms of the Merger under applicable laws, except for certain events specified in the Commitment Letter, have occurred;

                  - Lender and Purchaser will have agreed on the forms of documents that will evidence the Term Loan; and

                  - Purchaser will have delivered to Lender written commitments from each of Offerors to pay the difference between the cost of acquiring the shares tendered in the tender offer plus all expenses relating thereto and the amount available to pay such costs and expenses out of the proceeds of the Acquisition Loan;

         This summary of the Acquisition Loan does not purport to be complete and is qualified in its entirety by reference to the Commitment Letter, which is filed as an exhibit to the Schedule TO and which is incorporated herein by reference, and any further documents or instruments that Purchaser and/or Offerors may enter into in connection with the Acquisition Loan.

         The Term Loan. Lender has agreed to make a second loan to Purchaser of up to $25 million upon such other terms and conditions described in the Commitment Letter. The Term Loan will be used by Purchaser to pay the outstanding principal balance of the Acquisition Loan on its maturity date and to finance the purchase of any remaining shares not acquired by Purchaser in the Merger. The funds advanced in the Term Loan will be secured by security interests in all "rolling stock" (tractors and trailers), accounts and contract rights, chattel paper and/or documents and instruments of Landair. In addition, the Term Loan will be cross-collateralized with all existing loans that Landair has with First Tennessee Bank. The Term Loan will be guaranteed by all material subsidiaries of Landair.

         The interest rate applicable to amounts borrowed under the Landair Credit Agreement will be thirty day LIBOR, plus 300 basis points at the time of closing, such number of basis points to be adjusted quarterly thereafter in accordance with a debt to tangible net worth ratio set forth in the Commitment Letter.

         The Term Loan will mature sixty months from the date on which it is funded. Principal and interest arising under the Term Loan will be paid in fifty-nine equal monthly payments of principal in the amount of $416,667 each, plus monthly payments of accrued interest, plus a final payment of all remaining principal and interest outstanding under the Term Loan to be paid on the date of maturity.

         In connection with the Term Loan, Purchaser shall enter into certain loan documents, including an Amended and Restated Loan and Security Agreement and Line of Credit which will set forth the terms and conditions of both the Term Loan and Landair's existing line of credit. The loan documents will set forth the representations, warranties and covenants of Purchaser in connection with the Term Loan and will include financial covenants comparable to the existing financial covenants made by Landair in connection with its existing line of credit, including a covenant concerning Purchaser's ratio of funded debt to EBITDA.

         Upon closing of the Term Loan, Purchaser and/or Offerors will pay Lender a non-refundable commitment fee of $50,000.00. In addition, Purchaser will pay all costs and expenses incidental to the Term Loan and the Term Loan closing.

         This summary of the Term Loan does not purport to be complete and is only a summary of the terms and conditions that Offerors and Purchaser anticipate will be contained in the loan documents relating thereto. The actual terms and conditions of the Term Loan will not be finalized until after the completion of the Offer and consummation of the Merger.

11.      CERTAIN CONDITIONS OF THE OFFER

         Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment of or pay for tendered Shares, and may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if
(i) Purchaser does not receive proceeds under its financing commitment from First Tennessee Bank, (ii) at the expiration of the Offering Period, the Minimum Condition has not been satisfied, or (iii) a special committee of independent members of Landair's board of directors has not recommended that Landair's shareholders accept the Offer and tender their Landair shares pursuant to the Offer, or such special committee has withdrawn or amended such recommendation, or (iv) if, at or prior to the time of the expiration of the Offer, any of the following events shall occur:

         (a) any preliminary or permanent judgment, order, decree, ruling, injunction, action, proceeding or application shall be pending or threatened before any court, government or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, which would or might restrain, prohibit or delay consummation of, or materially alter or otherwise materially affect, the Offer or the Merger or materially impair the contemplated benefits of the Offer or the Merger to Offerors; or

         (b) any statute, including without limitation any state anti-takeover statute, rule, regulation or order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable or asserted to be applicable to the Offer or the Merger, which would or might restrain, prohibit or delay consummation of, or materially alter or otherwise materially affect, the Offer or the Merger or materially impair the contemplated benefits of the Offer or the Merger to Offerors; or

         (c) any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened that has or might have a materially adverse effect on the business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, operations, results of operations or prospects of Landair or any of its subsidiaries; or

         (d) there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the outbreak or escalation of a war (whether or not declared), acts of terrorism, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on, or any other event which might affect the extension of credit by banks or other lending institutions, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

         (e) any tender or exchange offer with respect to some or all of the outstanding shares of common stock of Landair (other than the Offer), or a merger, acquisition or other business combination proposal for Landair (other than the Offer and the Merger), shall have been proposed, announced or made by any person, entity or group; or

         (f) Landair and Purchaser or Offerors shall have reached an agreement or understanding that the Offer be terminated or amended or Offerors or Purchaser (or one of their respective affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire Landair by merger or similar business combination, or purchase of Shares or assets of Landair; or

         (g) there shall have occurred or be in existence any other event, circumstance or condition, which, in the reasonable judgment of Offerors, would prevent Offerors or Purchaser from effecting the Merger following the completion of the Offer; or

         (h) which in the reasonable judgment of Purchaser and Offerors with respect to each and every matter referred to above makes it inadvisable to proceed with the Offer or with the Merger.

         The foregoing conditions are for the sole benefit of Purchaser and Offerors and may be asserted by Purchaser or Offerors regardless of the circumstances (including any action or inaction by Purchaser or Offerors) giving rise to any such conditions or may be waived by Purchaser or Offerors in whole or in part at any time and from time to time in their reasonable discretion. The determination as to whether any condition has occurred shall be in the sole and reasonable judgment of Purchaser and Offerors and will be final and binding on all parties. The failure by Purchaser or Offerors at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. NOTWITHSTANDING THE FOREGOING, OFFERORS AND PURCHASER SHALL NOT PURCHASE SHARES IN THE OFFER IF LESS THAN A MAJORITY OF THE OUTSTANDING SHARES, EXCLUDING SHARES BENEFICIALLY OWNED BY OFFERORS, THE EXECUTIVE OFFICERS AND DIRECTORS OF LANDAIR, ARE VALIDLY TENDERED AND NOT WITHDRAWN.

         A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

12.      DIVIDENDS AND DISTRIBUTIONS

         If, on or after the date hereof, Landair should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of stock options outstanding as of the date hereof, then, subject to the provisions of Section 11, "The Offer--Certain Conditions of the Offer," Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

         If, on or after the date hereof, Landair should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Purchaser or its nominee or transferee on Landair's stock transfer records, then, subject to the provisions of Section 11, "The Offer--Certain Conditions of the Offer," (i) the Offer price and other terms of the Offer may, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (ii) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer price or deduct from the Offer price the amount or value thereof, as determined by Purchaser in its sole discretion.

13.      CERTAIN LEGAL MATTERS

         General. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to Landair, Purchaser and Offerors are not aware of any licenses or other regulatory permits which appear to be material to the business of Landair and which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. However, Purchaser does not intend to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any action or the receipt of any such approval. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to Landair's or Purchaser's business or that certain parts of Landair's or Purchaser's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 11, "The Offer--Certain Conditions of the Offer."

         Antitrust Compliance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. As explained more fully below, however, the Offer is not a reportable transaction under the HSR Act.

         Under HSR Act reporting regulations, Purchaser is deemed in "control" of Landair. In particular, these regulations provide that the term "control" means holding 50 percent or more of the outstanding voting securities of an issuer. Therefore, because Offerors and their affiliates hold approximately 71% of Landair's voting securities, Offerors believe no HSR Act filing is required in connection with the Offer and the Merger.

         Tennessee Business Combination Act. In general, the Tennessee Business Combination Act is an anti-takeover Act that prevents an "Interested Shareholder" (defined generally as a person with 10% or more of a corporation's outstanding voting stock) of a Tennessee corporation from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with such corporation for five years following the date such person became an Interested Shareholder unless certain conditions, such as approval from the board of directors of the corporation prior to the Business Combination, are met. The Tennessee Business Combination Act does not apply to any shareholder who became an interested shareholder at a time when the corporation was not publicly held. Offerors and Purchaser believe that the Tennessee Business Combination Act's restrictions do not apply to this Offer or the proposed Merger.

         Federal Reserve Board Regulations. Regulations T, U and X (the "Margin Regulations") promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock.

         State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, shareholders, principal executive offices or principal places of business therein. In EDGAR V. MITE CORPORATION, the Supreme Court of the United States held in 1982 that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In 1987, however, in CTS CORPORATION V. DYNAMICS CORPORATION OF AMERICA, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "Control Shares" (ones representing ownership in excess of certain voting power thresholds, e.g., 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested shareholders. Subsequently, in TLX ACQUISITION CORP. V. TELEX CORP., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma, because they would subject those corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United State Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in GRAND METROPOLITAN PLC V. BUTTERWORTH, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

         Landair conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Neither Offerors nor Purchaser have determined whether any of these state takeover laws and regulations will by their terms apply to the Offer or the Merger, and, except as set forth above, neither Offerors nor Purchaser has recently attempted to comply with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 11, "The Offer--Certain Conditions of the Offer."

         Shareholder Litigation. Offerors, Landair, and the non-Offeror directors of Landair have been named as defendants in three separate lawsuits brought by three individual shareholders of Landair. Two of the lawsuits were filed in the Tennessee Circuit Court in Greene County on October 11, 2002, and one of the lawsuits was filed in the Tennessee Circuit Court in Greene County on October 14, 2002. The complaints generally allege that:

         - the directors breached their fiduciary duties as a result of the Offer;

         -        the Offer price is inadequate;

         - the defendants are not acting in good faith towards Landair's public shareholders;

         - Offerors are engaging in unfair self-dealing, with the acquiescence of the non-Offeror directors; and

         - that the Offer is a product of the conflict of interest between Offerors and Landair's public shareholders.

         The lawsuits seek, among other things, to recover unspecified damages and costs and to enjoin or rescind the transactions contemplated by this Offer to Purchase. Offerors and Purchaser believe that these lawsuits are without merit and intend to defend against them vigorously.

14.      CERTAIN EFFECTS OF THE OFFER

         Participation In Future Growth. If you tender your Shares in the Offer, you will not have the opportunity to participate in the future earnings, profits and growth of Landair and will not have the right to vote on corporate matters relating to Landair. If the Offer and the Merger are completed, Offerors, who will together own 100% of the shares, will own a 100% interest in the net book value and net earnings of Landair and will benefit from any future increase in the value of Landair. Similarly, Offerors will bear the risk of any decrease in the value of Landair and you will not face the risk of a decline in the value of Landair. Upon the completion of the Merger, Offerors' aggregate beneficial interests in Landair's net book value and net loss would increase from approximately 71% to 100%.

         Market For Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

         Stock Quotation. The Shares are quoted on The Nasdaq National Market. According to published guidelines of the National Association of Securities Dealers, the Shares might no longer be eligible for quotation on The Nasdaq National Market if, among other things,

         -        the number of Shares publicly held is less than 500,000,

         -        there are fewer than 300 holders of round lots,

         -        the market value of publicly held shares is below $1,000,000,

         -        shareholder's equity is less than $2,500,000, or

         - there are fewer than two registered and active market makers for the Shares.

         Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. Based on information received from Landair, as of the close of business on December 6, 2002, there were 7,318,376 Shares outstanding.

         If the Shares were to cease to be quoted on The Nasdaq National Market, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through the National Association of Securities Dealers Automated Quotation System Inc. ("NASDAQ") or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of shareholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

         Margin Regulations. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

         Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated by Landair upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Landair to its shareholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 15(b) and the requirement to furnish a proxy statement in connection with shareholders' meetings pursuant to
Section 13(a) and the related requirement to furnish an annual report to shareholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of Landair and persons holding "restricted securities" of Landair to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for NASDAQ reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities." Purchaser intends to seek to cause Landair to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

15.      FEES AND EXPENSES

         Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

         Offerors have retained MacKenzie Partners, Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses, and Purchaser will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

         Purchaser has retained SunTrust Bank to act as the Depositary in connection with the Offer. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

         In addition, Landair will incur its own fees and expenses in connection with the Offer.

         The following is an estimate of the fees and expenses to be incurred by Purchaser and Offerors:


         TYPE OF FEE                                                               AMOUNT
         -----------                                                               ------
         Filing Fees                                                             $  5,500
         Financial Advisors' Fees and Expenses                                   $      0
         Accounting Fees and Expenses                                            $  5,000
         Depositary Fees                                                         $  3,000
         Information Agent Fees                                                  $  5,000
         Legal, Printing and Miscellaneous Fees and Expenses                     $116,500
                                                                                 ========
         TOTAL                                                                   $135,000

16.      MISCELLANEOUS

         The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Purchaser may, however, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

         Neither Purchaser nor Offerors is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

         Purchaser and Offerors have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement includes within it the information required by the SEC's Statement on Schedule 13e-3 relating to "going private" transactions. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in Section 7, "The Offer--Certain Information Concerning Landair."

         No person has been authorized to give any information or make any representation on behalf of Purchaser or Offerors not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.


Dated: December 23, 2002                     Landair Acquisition Corporation

                                             Scott M. Niswonger

                                             John A. Tweed

                                   SCHEDULE A

              EXCERPTS FROM THE TENNESSEE BUSINESS CORPORATION ACT
                RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS
                             PURSUANT TO SECTION 23


                                   CHAPTER 23
                               DISSENTERS' RIGHTS

                                     PART 1

                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES.

 48-23-101. Definitions.
 48-23-102. Right to dissent.
 48-23-103. Dissent by nominees and beneficial owners.

PART 2

                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.

 48-23-201. Notice of dissenters' rights.
 48-23-202. Notice of intent to demand payment.
 48-23-203. Dissenters' notice.
 48-23-204. Duty to demand payment.
 48-23-205. Share restrictions.
 48-23-206. Payment.
 48-23-207. Failure to take action.
 48-23-208. After-acquired shares.
 48-23-209. Procedure if shareholder dissatisfied with payment or offer.

                                     PART 3

                          JUDICIAL APPRAISAL OF SHARES.

48-23-301. Court action.
48-23-302. Court costs and counsel fees.

                                     PART 1
                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

         48-23-101. DEFINITIONS.

As used in this chapter, unless the context otherwise requires:

         (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

         (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

         (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under ss. 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

         (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

         (5) "Interest" means interest from the effective date of the corporate action that gave rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

         (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

         (7) "Shareholder" means the record shareholder or the beneficial shareholder.

         48-23-102. RIGHT TO DISSENT.

         (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

         (1) Consummation of a plan of merger to which the corporation is a party:

         (A) If shareholder approval is required for the merger by ss. 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or

         (B) If the corporation is a subsidiary that is merged with its parent under ss.48-21-105;

         (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

         (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

         (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:

         (A)      Alters or abolishes a preferential right of the shares;

         (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

         (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

         (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

         (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under ss. 48-16-104; or

         (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (b) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under ss. 6 of the Securities Exchange Act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

         48-23-103. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

         (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter's other shares were registered in the names of different shareholders.

         (b) A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on the beneficial shareholder's behalf only if the beneficial shareholder:

         (1) Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         (2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

                                     PART 2
                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

         48-23-201. NOTICE OF DISSENTERS' RIGHTS.

         (a) If proposed corporate action creating dissenters' rights under ss. 48-23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

         (b) If corporate action creating dissenters' rights under ss. 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in ss. 48-23-203.

         (c) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action.

         48-23-202. NOTICE OF INTENT TO DEMAND PAYMENT.

         (a) If proposed corporate action creating dissenters' rights under ss. 48-23-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must:

         (1) Deliver to the corporation, before the vote is taken, written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

         (2) Not vote the shareholder's shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by ss. 48-23-201.

         (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.

         48-23-203. DISSENTERS' NOTICE.

         (a) If proposed corporate action creating dissenters' rights under ss. 48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of ss. 48-23-202.

         (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

         (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

         (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person asserting dissenters' rights acquired beneficial ownership of the shares before that date;

         (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

         (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to ss. 48-23-201.

         48-23-204. DUTY TO DEMAND PAYMENT.

         (a) A shareholder sent a dissenters' notice described in ss. 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to ss. 48-23-203(b)(3), and deposit the shareholder's certificates in accordance with the terms of the notice.

         (b) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

         (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

         (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

         48-23-205. SHARE RESTRICTIONS.

         (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under ss. 48-23-207.

         (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

         48-23-206. PAYMENT.

         (a) Except as provided in ss. 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with ss. 48-23-204 the amount the corporation estimates to be the fair value of each dissenter's shares, plus accrued interest.

         (b)      The payment must be accompanied by:

         (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

         (2) A statement of the corporation's estimate of the fair value of the shares;

         (3)      An explanation of how the interest was calculated;

         (4) A statement of the dissenter's right to demand payment under ss.48-23-209; and

         (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to ss. 48-23-201 or ss. 48-23-203.

         48-23-207. FAILURE TO TAKE ACTION.

         (a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under ss. 48-23-203 and repeat the payment demand procedure.

         48-23-208. AFTER-ACQUIRED SHARES.

         (a) A corporation may elect to withhold payment required by ss. 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

         (b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under ss. 48-23-209.

         48-23-209. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

         (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate (less any payment under ss. 48-23-206), or reject the corporation's offer under ss. 48-23-208 and demand payment of the fair value of the dissenter's shares and interest due, if:

         (1) The dissenter believes that the amount paid under ss. 48-23-206 or offered under ss. 48-23-208 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

         (2) The corporation fails to make payment under ss. 48-23-206 within two (2) months after the date set for demanding payment; or

         (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

         (b) A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter's shares.

                                     PART 3
                          JUDICIAL APPRAISAL OF SHARES

         48-23-301. COURT ACTION.

         (a) If a demand for payment under ss. 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (e) Each dissenter made a party to the proceeding is entitled to judgment:

         (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus accrued interest, exceeds the amount paid by the corporation; or

         (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under ss. 48-23-208.

         48-23-302. COURT COSTS AND COUNSEL FEES.

         (a) The court in an appraisal proceeding commenced under ss. 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ss. 48-23-209.

         (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

         (1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

         (2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

         (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

         Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each shareholder of Landair or his, her or its broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        THE DEPOSITARY FOR THE OFFER IS:

                                  SUNTRUST BANK

    BY MAIL:                BY OVERNIGHT DELIVERY:               BY HAND:
  SunTrust Bank                  SunTrust Bank                 SunTrust Bank
   Attn: Reorg                    Attn: Reorg                   Attn: Reorg
  P.O. Box 4625                58 Edgewood Ave.              58 Edgewood Ave.
Atlanta, GA 30302                  Room 225                      Room 225
                               Atlanta, GA 30302             Atlanta, GA 30302

                        FOR NOTICE OF GUARANTEED DELIVERY
                           BY FACSIMILE TRANSMISSION:
                                 (404) 332-3875

                     TO CONFIRM FACSIMILE TRANSMISSION ONLY:
                                 (404) 588-7815

                            FOR TELEPHONE ASSISTANCE:
                                 (404) 588-7815


         Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                         [MACKENZIE PARTNERS, INC. LOGO]

                               105 Madison Avenue
                            New York, New York 10016
                           proxy@mackenziepartners.com
                          (212) 929-5500 (call collect)
                                       or
                            Toll-Free (800) 322-2885